Exhibit 10.3

NEITHER THIS AGREEMENT NOR THE WARRANTS ISSUED HEREUNDER HAVE BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THE WARRANTS ISSUED UNDER THIS AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

CREDIT AGREEMENT

Dated as of May 24, 2021

among

INTUITY MEDICAL, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as the Guarantors,

MADRYN HEALTH PARTNERS, LP,

as the Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

i

6.06	Litigation	58
6.07	No Default	58
6.08	Ownership of Property; Liens	58
6.09	Environmental Compliance	58
6.10	Insurance	59
6.11	Taxes	59
6.12	ERISA Compliance	60
6.13	Subsidiaries and Capitalization	60
6.14	Margin Regulations; Investment Company Act	61
6.15	Disclosure	61
6.16	Compliance with Laws	62
6.17	Intellectual Property; Licenses, Etc	62
6.18	Solvency	64
6.19	Perfection of Security Interests in the Collateral	64
6.20	Business Locations	64
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	65
6.22	Material Contracts	65
6.23	Compliance of Products	65
6.24	Labor Matters	69
6.25	EEA Financial Institutions	69

ARTICLE VII AFFIRMATIVE COVENANTS		70

7.01	Financial Statements	70
7.02	Certificates; Other Information	70
7.03	Notices	73
7.04	Payment of Obligations	74
7.05	Preservation of Existence, Etc	74
7.06	Maintenance of Properties	74
7.07	Maintenance of Insurance	75
7.08	Compliance with Laws	75
7.09	Books and Records	75
7.10	Inspection Rights	76
7.11	Use of Proceeds	76
7.12	Additional Subsidiaries	76
7.13	ERISA Compliance	77
7.14	Pledged Assets	77
7.15	Compliance with Material Contracts	77
7.16	Accounts	78
7.17	Products and Required Permits	78
7.18	Consents	78
7.19	Anti-Corruption Laws	78
7.20	Maintenance of Material IP Rights	78
7.21	Post-Closing Matters	79

ARTICLE VIII NEGATIVE COVENANTS		79

8.01	Liens	79
8.02	Investments	81
8.03	Indebtedness	82
8.04	Fundamental Changes	84
8.05	Dispositions	84
8.06	Restricted Payments	84

8.07	Change in Nature of Business	85
8.08	Transactions with Affiliates and Insiders	85
8.09	Burdensome Agreements	85
8.10	Use of Proceeds	86
8.11	Payment of Other Indebtedness	86
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	86
8.13	Ownership of Subsidiaries	86
8.14	Sale and Leasebacks	87
8.15	Sanctions; Anti-Corruption Laws	87
8.16	Consolidated Revenues	87
8.17	Liquidity	89

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		89

9.01	Events of Default	89
9.02	Remedies Upon Event of Default	92
9.03	Application of Funds	93

ARTICLE X ADMINISTRATIVE AGENT		93

10.01	Appointment and Authority	93
10.02	Rights as a Lender	94
10.03	Exculpatory Provisions	94
10.04	Reliance by Administrative Agent	95
10.05	Delegation of Duties	95
10.06	Resignation of Administrative Agent	96
10.07	Non-Reliance on Administrative Agent and Other Lenders	96
10.08	Administrative Agent May File Proofs of Claim	96
10.09	Collateral and Guaranty Matters	97

ARTICLE XI MISCELLANEOUS		98

11.01	Amendments, Etc	98
11.02	Notices and Other Communications; Facsimile Copies	99
11.03	No Waiver; Cumulative Remedies; Enforcement	100
11.04	Expenses; Indemnity; and Damage Waiver	101
11.05	Payments Set Aside	103
11.06	Successors and Assigns	103
11.07	Treatment of Certain Information; Confidentiality	107
11.08	Set-off	108
11.09	Interest Rate Limitation	108
11.10	Counterparts; Integration; Effectiveness	108
11.11	Survival of Representations and Warranties	109
11.12	Severability	109
11.13	Replacement of Lenders	109
11.14	Governing Law; Jurisdiction; Etc	110
11.15	Waiver of Right to Trial by Jury	111
11.16	Electronic Execution of Assignments and Certain Other Documents	111
11.17	USA PATRIOT Act	112
11.18	No Advisory or Fiduciary Relationship	112
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	112

SCHEDULES

1.01	Products
2.01	Commitments, Warrants and Applicable Percentages
6.10	Insurance
6.13(a)	Subsidiaries
6.13(b)	Capitalization
6.17(a)	IP Rights
6.17(c)	Proprietary Software
6.17(d)	Open Source Software
6.17(e)	Certain IP Matters
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Organization and Structure
6.22	Material Contracts
7.21	Post-Closing Matters
8.01	Liens Existing on the Effective Date
8.02	Investments Existing on the Effective Date
8.03	Indebtedness Existing on the Effective Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Term A Note
B-2	Form of Term B Note
B-3	Form of Term C Note
C	Form of Joinder Agreement
D	Form of Assignment and Assumption
E	Form of Compliance Certificate
F	Form of Warrant
G	Form of Permitted Convertible Note Subordination Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 24, 2021 among INTUITY MEDICAL, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and MADRYN HEALTH PARTNERS, LP, a Delaware limited partnership, as the Administrative Agent.

The Borrower has requested that the Lenders make term loan facilities available to the Borrower and certain equity investments in the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person or (c) ownership or license rights in any new product (excluding, for the avoidance of doubt, improvements to existing Products and components of existing Products that do not themselves constitute Products).

“Act” has the meaning set forth in Section 11.17.

“Additional Term B Warrants” has the meaning set forth in Section 2.01(d)(i).

“Additional Term C Warrants” has the meaning set forth in Section 2.01(d)(ii).

“Administrative Agent” means Madryn Health Partners, LP, in its capacity as administrative agent under any of the Loan Documents, or any duly appointed successor administrative agent, pursuant to the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Margin” means eleven percent (11.00%) per annum.

“Applicable Percentage” means, with respect to any Lender at any time, (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by the outstanding principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) at any time during the Term B Availability Period, such Term B Lender’s Term B Commitments at such time and (ii) thereafter, the outstanding principal amount of such Term B Lender’s Term B Loans at such time and (c) in respect of the Term C Facility, with respect to any Term C Lender at any time, the percentage (carried out to the ninth decimal place) of the Term C Facility represented by (i) at any time during the Term C Availability Period, such Term C Lender’s Term C Commitments at such time and (ii) thereafter, the outstanding principal amount of such Term C Lender’s Term C Loans at such time. If the Commitments of all of the Lenders to make Loans have been terminated pursuant to Section 9.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Quarter” has the meaning set forth in Section 8.16(b)(i)(A).

“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.

“Approved Bank” has the meaning set forth in the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof or any committee of managing members or managers thereof duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a Term A Borrowing, Term B Borrowing, or a Term C Borrowing, as the context may require, in each case, pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Business Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Businesses” means, at any time, a collective reference to the businesses operated by the Loan Parties and their respective Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an

“Approved Bank”), in each case with maturities of not more than two hundred and seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders shall cease to own and control, of record and beneficially, directly or indirectly, Equity Interests of the Borrower representing greater than fifty percent (50%) of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis, or (ii) at any time upon or after the consummation of a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests representing 35% or more of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or

(c) any “Change of Control” (or any comparable term) shall occur under (i) any Permitted Convertible Note Document, or (ii) any document or agreement evidencing any Indebtedness with an aggregate principal amount in excess of the Threshold Amount.

“CMS” means the U.S. Center for Medicare and Medicaid Services.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents, and shall, for the avoidance of doubt, in no event include Excluded Property.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (a) a lessor of real property on which Collateral in an aggregate amount in excess of $1,000,000 is stored or otherwise located, or (b) a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party which is in an aggregate amount in excess of $1,000,000, in each case, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Qualifying Control Agreements, the Collateral Questionnaire, the Collateral Access Agreements, the Real Property Security Documents and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Collateral Questionnaire” means that certain collateral questionnaire dated as of the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent and executed by a Responsible Officer of the Borrower.

“Commitment” means a Term A Commitment, a Term B Commitment or a Term C Commitment, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Confidential Information” means all non-public information, whether written, oral or in any electronic, visual or other medium, that is the subject of reasonable efforts to keep confidential and that is owned by the Borrower or any Subsidiary or that the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Consolidated Revenues” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the revenues for such period that, as determined and reported in accordance with GAAP, would be classified as net revenue, excluding upfront payments, milestones and other similar one-time payments received by the Borrower or any of its Subsidiaries that are not related to the sale of products or services; provided, that, “Consolidated Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty percent (20%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in the Borrower or one or more other portfolio companies.

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Qualified Capital Stock of the Borrower.

“Copyright License” means any agreement providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to and (b) all copyright rights under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to, in each of clause (a) and (b), including Proprietary Software.

“Cure Period” has the meaning set forth in Section 8.16(b)(i).

“Cure Right” has the meaning set forth in Section 8.16(b)(i).

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning set forth in Section 2.03(b)(i)(B).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.06(b).

“Defaulting Lender” means, subject to Section 2.12(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including with respect to any Term B Commitments or any Term C Commitments, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-in Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” has the meaning set forth in the Security Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device Application” means a 510(k) submission, a Premarket Approval application, an Investigational Device Exemption (IDE), a humanitarian device exemption (HDE) application, application for de novo classification or any other application to the FDA or to any other Governmental Authority for approval or clearance for commercial marketing of any Product of the Borrower or any Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease, issuance or other disposition (including (x) any Sale and Leaseback Transaction and (y) any issuance by any Subsidiary of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), but excluding the following (collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, IP Rights) in settlement of, or to make payment in satisfaction of, any property or casualty insurance claim, (e) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (f) sales, leases, licenses, transfers or other dispositions of property (other than, for the avoidance of doubt, IP Rights) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property, (g) any Involuntary Disposition, (h) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (i) the abandonment or other disposition of IP Rights that are not material and are no longer used or useful in any material respect in the Business of the Borrower and its Subsidiaries, (j) licenses, sublicenses, leases or subleases (in each case, other than with respect to IP Rights or intellectual property) granted to third parties in the ordinary course of business and not interfering with the Business of the Borrower and its Subsidiaries, (k) dispositions of cash and Cash Equivalents and Investments made pursuant to the Borrower’s Investment Policy, in the ordinary course of business, and (l) dispositions of property (other than, for the avoidance of doubt, IP Rights) which in the aggregate do not exceed $1,500,000 in any fiscal year of the Borrower.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred eighty-first (181st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the one hundred eighty-first (181st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the one hundred eighty-first (181st) day after the Maturity Date; provided, that, any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the one hundred eighty-first (181st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date.

“Dollar” and “$” mean lawful money of the United States.

“Domain Names” means all domain names and URLs that are registered and/or owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Domestic Loan Party” means any Loan Party that is organized under the laws of any state of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means May 24, 2021.

“Effective Date Warrants” means those certain warrants of the Borrower issued to and purchased by the Lenders on the Effective Date, substantially in the form of Exhibit F. The Effective Date Warrants shall have the rights set forth therein and shall be in the respective amounts of the Warrant Coverage (as defined in the Warrants) set forth opposite the name of each Lender on Schedule 2.01.

“Eligible Assets” means assets (other than current assets) that are used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Effective Date (or any reasonable extensions or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that, “Equity Interests” shall not include any Convertible Bond Indebtedness permitted hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Excluded Account” means (a) any demand deposit account, securities account, commodity account or other Deposit Account of any Loan Party (and all cash, Cash Equivalents and other securities or instruments credited thereto or deposited therein) that is a zero balance account or is used solely and exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for any Loan Party’s employees; (b) Deposit Accounts pledged in connection with Liens permitted by Section 8.01(p); and (c) any other Deposit Account which, together with all other Deposit Accounts excluded pursuant to this clause (c) does not as of any date of determination hold cash and Cash Equivalents in an aggregate amount in excess of $1,500,000.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Effective Date as contemplated by Section 7.12, (a) (i) any owned real property which is located outside of the United States or any other owned real property with a fair market value of less than $1,000,000 and (ii) any leasehold interest of any Loan Party in real property, (b) with respect to any Domestic Loan Party, any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (d) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (f) any General Intangible (as defined in the Uniform Commercial Code), permit, lease, license, contract or other Instrument (as defined in the Uniform Commercial Code), in each case, to the extent the grant of a security interest in such General Intangible (as defined in the Uniform Commercial Code), permit, lease, license, contract or other Instrument (as defined in the Uniform Commercial Code) in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter the applicable Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in this clause (f) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, General Intangible (as defined in the Uniform Commercial Code), permit, lease, license, contract or other Instrument (as defined in the Uniform Commercial Code), to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible (as defined in the Uniform Commercial Code), permit, lease, license, contract or other Instrument (as defined in the Uniform Commercial Code) shall be automatically and simultaneously granted under the applicable Collateral Documents and such items shall be included as Collateral and (g) any real or personal property as to which the Administrative Agent and the Borrower agree in writing that the costs or other consequences of obtaining a security interest in or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Subsidiary” means any Foreign Subsidiary, the grant or perfection of a security interest in the assets of such Foreign Subsidiary in support of, and the guaranteeing of, the Obligations (a) would be prohibited by applicable Law in the jurisdiction of formation or incorporation of such Foreign Subsidiary (as reasonably determined by the Administrative Agent) or (b) would result in material adverse tax consequences to the Borrower and its Subsidiaries taken as a whole (as reasonably determined by the Administrative Agent); provided, that, in no event shall a Person that is a Guarantor thereafter be deemed an Excluded Subsidiary.

“Existing Credit Agreement” means that certain Loan and Security Agreement dated as of December 29, 2017, by and among the Borrower and each of its Qualified Subsidiaries (as defined therein) and Hercules Capital, Inc., as amended or otherwise modified prior to the date hereof.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments. For the avoidance of doubt, Extraordinary Receipts shall not include any proceeds from the issuance of Equity Interests or any other financing (Indebtedness or otherwise) specifically permitted hereunder or any payments or proceeds from licensing transactions permitted hereunder.

“Facility” means the Term A Facility, the Term B Facility or the Term C Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means that certain letter agreement dated as of the Effective Date, by and among the Borrower and the Administrative Agent.

“Flood Hazard Property” has the meaning set forth in the definition of “Real Property Security Documents”.

“Foreign Lender” has the meaning set forth in Section 3.01(c).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Domestic Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including, without limitation, any Earn Out Obligations;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Licenses” means all authorizations issuing from applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product, including, without limitation, all filings filed with the FDA (or any equivalent foreign Governmental Authority), and all authorizations issuing from a Governmental Authority based upon or as a result of such applications and requests, which are owned by the Borrower or any Subsidiary, acquired by the Borrower or any Subsidiary via assignment, purchase or otherwise or that the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns; provided, that, in no event shall any Excluded Subsidiary be a Guarantor.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HHS” means the United States Department of Health and Human Services and any successor agency thereof.

“HIPAA” has the meaning set forth in Section 6.23(a)(xii).

“HMT” has the meaning set forth in the definition of “Sanctions”.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitee” has the meaning set forth in Section 11.04(b).

“Information” has the meaning set forth in Section 11.07.

“Interest Payment Date” means (a) the last day of each March, June, September and December, commencing with the first such date to occur at least thirty (30) days after the Effective Date; provided, that, if any such last day is not a Business Day, the applicable “Interest Payment Date” shall be the first Business Day immediately preceding such last day of such month and (b) the Maturity Date.

“Interest Period” means, with respect to any Loan, (a) the period commencing on (and including) the applicable borrowing date of such Loan and ending on (and including) the last day of the calendar quarter in which such borrowing date occurs; provided, that, if any such last day is not a Business Day, the applicable Interest Period shall end on the first Business Day immediately preceding such last day of such quarter, and (b) thereafter, the period beginning on (and including) the first day following the end of the preceding Interest Period and ending on the earlier of (and including) (x) the last day of the calendar quarter following the calendar quarter in which the preceding Interest Period ended; provided, that, if any such last day is not a Business Day, the applicable Interest Period shall end on the first Business Day immediately preceding such last day of such quarter, and (y) the Maturity Date.

“Interest Rate” means, for any Interest Period, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) Three-Month LIBOR for such Interest Period; provided, that, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that a LIBOR Unavailability Period has commenced and is continuing, then at all times during such LIBOR Unavailability Period, the “Interest Rate” shall be a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) the Prime Rate.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2021, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Documents” means the Loan Documents, the Management Rights Letter, the Madryn Convertible Notes, the IPO/SPAC Side Letter, and the Warrants (and any side letters entered into by the Borrower and one or more of the Lenders in connection with the Warrants).

“Investment Policy” means the Borrower’s cash investment policy provided to the Administrative Agent prior to the Effective Date.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” means, collectively, all Confidential Information, all Copyrights, all Copyright Licenses, all Domain Names, all Device Applications, all Required Permits, all Governmental Licenses, all Other Intellectual Property, all Other IP Agreements, all Patents, all Patent Licenses, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites and all Website Agreements.

“IPO/SPAC Side Letter” means that certain letter agreement concerning certain “IPO” and “SPAC Transaction” (each as defined therein) participation rights, dated as of the Effective Date, by and among the Borrower and the Lenders.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Screen Rate” has the meaning set forth in the definition of “Three-Month LIBOR”.

“LIBOR Successor Rate” has the meaning set forth in Section 3.05.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Interest Period, Interest Rate or Three-Month LIBOR, the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“LIBOR Unavailability Period” means a period, commencing on the date on which any of the events set forth in clauses (a), (b), (c) or (d) below occur and continuing through the earlier to occur of (x) the date on which no such conditions continue to exist and (y) the date on which a LIBOR Successor Rate is established:

(a) adequate and reasonable means do not exist for ascertaining the LIBOR Screen Rate, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, or

(c) loans currently being executed, or that include language similar to that contained in this definition and Section 3.05, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBOR Screen Rate, or

(d) for any reason the LIBOR Screen Rate with respect to any Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date, an amount equal to Unrestricted Cash as of such date that, subject to Section 7.21(b), is held in accounts that are subject to a Qualifying Control Agreement.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Term B Loan or a Term C Loan.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, each Collateral Document, the Fee Letter, the Madryn Convertible Note Subordination Agreement, any Permitted Convertible Note Subordination Agreement, and any other agreement, instrument or document designated by its terms as a “Loan Document”.

“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Madryn Convertible Note Documents” means each Madryn Convertible Note and the Madryn Convertible Note Subordination Agreement.

“Madryn Convertible Note Holders” means each Person who holds Madryn Convertible Notes issued by the Borrower.

“Madryn Convertible Note Subordination Agreement” means a subordination agreement that is in form and substance satisfactory to the Administrative Agent by and among each Madryn Convertible Note Holder, the Administrative Agent, and the Loan Parties.

“Madryn Convertible Notes” means the 8.0% Pay In Kind Convertible Promissory Notes issued by the Borrower to the Madryn Convertible Note Holders on the Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

“Make-Whole Amount” means, on any date of determination, with respect to any Loans prepaid or required to be prepaid, an amount equal to the greater of: (a) fifteen percent (15.00%) of the principal amount of the Loans prepaid or required to be prepaid, and (b) the present value as of such date of determination (as determined by the Administrative Agent in accordance with customary practice), discounted at the Three-Month Treasury Rate plus one percent (1.00%), of the remaining interest payment amounts (assuming for such purposes that the aggregate principal amount of such Loans is repaid in full on the Maturity Date (and, for the avoidance of doubt, without regard to the effect of any payments pursuant to Section 2.05)) of the Loans prepaid or required to be prepaid.

“Management Rights Letter” means that certain letter agreement dated as of the Effective Date, by and among the Borrower and certain of the Lenders.

“Market Withdrawal” means a Person’s removal or correction of a distributed Product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc., as that term is defined in 21 C.F.R. 7.3(j).

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection, value or priority of the Administrative Agent’s security interests in the Collateral (except in the case of this clause (b), to the extent that the loss of any perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code financing statements or continuation statements or other equivalent filings), (c) an impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” has the meaning set forth in Section 6.22.

“Material IP Right” means any IP Right that (a) is material to the operations, Businesses, property, or financial or other condition of the Borrower and its Subsidiaries (including the generation of future revenues in connection with the Businesses) or (b) the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

“Maturity Date” means March 31, 2026; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately preceding such date.

“Maximum Rate” has the meaning set forth in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipts, net of (a) in the case of any Disposition or Involuntary Disposition, (i) reasonable direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (ii) taxes paid or payable as a result thereof, and (iii) amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets and (B) for any liabilities associated with such sale or casualty, in each case, to the extent such reserve is required by GAAP and to the extent that in each case the amounts described above in this clause (iii) are (x) deposited into escrow with a third party escrow agent acceptable to the Required Lenders or set aside in a separate account that is subject to a Qualifying Account Control Agreement and

(y) paid as a prepayment of the Obligations in accordance with Section 2.03(b) at such time when such amounts are no longer required to be set aside as a reserve, (b) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (c) in the case of any Extraordinary Receipt, (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) insurance and condemnation proceeds that are applied to the repair or replacement of the applicable property within one (1) year after receipt thereof. It is understood and agreed that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-FDA Governmental Action” has the meaning set forth in Section 9.01(n).

“Note” or “Notes” means the Term A Notes, the Term B Notes or the Term C Notes, individually or collectively, as appropriate.

“Obligations” means (a) all advances to, and all debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, the term “Obligations” shall not include the obligations of the Borrower under the Warrants.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source License” means any license meeting the open source definition (as currently promulgated by the Open Source Initiative) or the free software definition (as currently promulgated by the Free Software Foundation), or any substantially similar license, including any copyleft license.

“Open Source Software” means any software subject to an Open Source License.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Governmental Licenses, Other IP Agreements, Patents, Patent Licenses, Trademarks, Trademark Licenses, Proprietary Databases, Proprietary Software, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, chemistries, compositions, show-how, software (other than commercially available, off-the-shelf software that is not assignable in connection with a Change of Control), specifications for Products, techniques, technology, trade dress and all improvements thereof and thereto, which is owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Governmental Licenses, Proprietary Database, Proprietary Software, Trade Secret and/or any other IP Rights, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Other Connection Taxes” means, with respect to any Recipient, taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, receipted or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning set forth in Section 11.06(d).

“Participant Register” has the meaning set forth in Section 11.06(d).

“Patent License” means any agreement providing for the grant of any right under any Patent.

“Patents” means all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom) and all reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, Governmental Licenses, registrations, permits, consents, approvals and filings with any Governmental Authority or Standard Body.

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Loan Party; provided, that, (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Borrower and its Subsidiaries were engaged in on the Effective Date (or any reasonable extensions or expansions thereof), (b) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the target of such Acquisition, (e) the Borrower shall have delivered to the Administrative Agent pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form reasonably satisfactory to the Administrative Agent, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (g) the aggregate consideration (including any Earn Out Obligations) paid by the Borrower and its Subsidiaries for all such Acquisitions during the term of this Agreement shall not exceed $10,000,000 in the aggregate.

“Permitted Convertible Bond Indebtedness” has the meaning set forth in Section 8.03(j).

“Permitted Convertible Note Documents” means each Permitted Convertible Note, any note purchase agreement or other similar agreement entered into in connection with the Permitted Convertible Notes, and the Permitted Convertible Note Subordination Agreement.

“Permitted Convertible Note Holders” means each Person who holds Permitted Convertible Notes issued by the Borrower.

“Permitted Convertible Note Subordination Agreement” means a subordination agreement that is in substantially the form attached hereto as Exhibit G or otherwise in form and substance reasonably satisfactory to the Administrative Agent by and among each Permitted Convertible Note Holder, the Administrative Agent, and the Loan Parties.

“Permitted Convertible Notes” means any notes evidencing Permitted Convertible Bond Indebtedness issued by the Borrower to the Permitted Convertible Note Holders from time to time.

“Permitted Ex-US License Prepayment Amount” has the meaning set forth in Section 2.03(b)(i)(B).

“Permitted Ex-US License Prepayment Date” has the meaning set forth in Section 2.03(b)(i)(B).

“Permitted Ex-US Licenses” means all exclusive (subject to clause (d) of the proviso of this definition) licenses for the use of the intellectual property of the Borrower or any of its Subsidiaries outside of the United States entered into in the ordinary course of business; provided, that, with respect to each such license, (a) no Event of Default has occurred or is continuing at the time of entry into such license, (b) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any intellectual property and do not restrict the ability of the Borrower or any of its Subsidiaries, as applicable, to pledge, grant a Lien on or assign any intellectual property (in each case, other than customary non-assignment provisions that restrict the assignability of the license but do not otherwise restrict the ability of the Borrower or any Subsidiary, as applicable, to pledge, grant a Lien on or assign any intellectual property), (c) the Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to the Administrative Agent and delivers to the Administrative Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, (d) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States, and (e) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to the Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Qualifying Account Control Agreement.

“Permitted Holders” means (a) 301 Intuity Investors, LLC, (b) AMV Partners II, L.P., (c) Emergent Medical Partners, L.P., (d) Emergent Medical Partners II, L.P., (e) Goodgrower, S.A., (f) LKCM Headwater Investments III, L.P., (g) Neuberger Berman Principal Strategies PRIMA Fund L.P., (h) Neuberger Berman Principal Strategies PRIMA Co-Invest Fund III LP, (i) PTV IV, LP, (j) Treo Ventures I, L.P., (k) U.S. Venture Partners IX, L.P., (l) Versant Affiliates Fund II-A, L.P., (m) Versant Side Fund II, L.P., (n) Versant Side Fund IV, L.P., (o) Versant Venture Capital II, L.P., and (p) Versant Venture Capital IV, L.P.

“Permitted Licenses” means, collectively, (a) the non-exclusive in-license by the Borrower or any Subsidiary of over-the-counter software from third parties that is commercially available to the public, (b) non-exclusive licenses for the use of the intellectual property of the Borrower or any of its Subsidiaries entered into in the ordinary course of business, (c) agreements between the Borrower or any Subsidiary and (i) any contract manufacturing organizations, or (ii) contract research organizations, in each case, entered into in the ordinary course of business and not materially adversely affecting the Businesses of the Borrower and its Subsidiaries or the commercialization of any Product, and (d) Permitted Ex-US Licenses.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided, that, such extension, renewal or replacement (a) shall not increase the outstanding principal amount of such Indebtedness, (b) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Loan Parties and their respective Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate or equivalent yield which does not exceed the interest rate or equivalent yield of the Indebtedness being extended, renewed or replaced, (d) shall not contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being extended, renewed or replaced and (e) after giving effect to such extension, renewal or replacement, no Default or Event of Default shall have occurred (or would reasonably be expected to occur) as a result thereof.

“Permitted Transfers” has the meaning assigned to such term in the definition of “Disposition”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Period” has the meaning set forth in Section 2.06(c)(i).

“PIK Period Cash Pay Interest” has the meaning set forth in Section 2.06(c)(i).

“PIK Period Paid-in-Kind Interest” has the meaning set forth in Section 2.06(c)(i).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means the pledge agreement dated as of the Effective Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“POGO Automatic Blood Glucose Meter” means products and related services provided by the Borrower and/or its Affiliates that relate to the measurement of glucose in blood samples drawn from a user, together with any and all improvements or modifications thereto.

“POGO Automatic Cartridge” means devices for use with a POGO Automatic Blood Glucose Meter containing implements for the collection of blood samples from a user, together with any and all improvements or modifications thereto.

“POGO Automatic Control Solution” means one or more devices and/or applications for use with a POGO Automatic Blood Glucose Meter and/or a POGO Automatic Cartridge for calibration and function testing associated therewith and for providing user interfaces and information to a user regarding use thereof, together with any and all improvements or modifications thereto.

“Prime Rate” means, with respect to any Interest Period, a rate per annum equal to the greater of (a) one percent (1.00%) per annum and (b) the fluctuating rate per annum equal to the highest rate published in the “Money Rates” section of The Wall Street Journal as the “prime rate” then in effect (or, if such source is not available for any reason, such alternative source as reasonably determined by the Administrative Agent) on the first Business Day of such Interest Period; provided, that, the “Prime Rate” initially shall be set on the first Business Day of the applicable LIBOR Unavailability Period for the Interest Period in which such LIBOR Unavailability Period commences.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period for the applicable covenant or requirement: (a)(i) with respect to any Disposition, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and is Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by any Loan Party or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower.

“Product” means (a) POGO Automatic Blood Glucose Meter, (b) POGO Automatic Cartridge, (c) POGO Automatic Control Solution, and (d) any other product or service advertised, developed, in development, imported, exported, manufactured, marketed, offered for sale, provided, promoted, sold, tested, used or otherwise distributed by the Borrower or any Subsidiary in connection with the Businesses, including those products set forth on Schedule 1.01 (as updated from time to time in accordance with the terms of this Agreement); provided, that, if the Borrower shall fail to comply with its obligations under this Agreement to give notice to the Administrative Agent and update Schedule 1.01 prior to manufacturing, selling, developing, testing or marketing any new product or service, any such improperly undisclosed product or service shall be deemed to be included in this definition.

“Proprietary Databases” means any material non-public proprietary database or information repository that is owned by the Borrower or any Subsidiary or that the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Proprietary Software” means any proprietary software owned, licensed or otherwise used (other than any software that is generally commercially available and/or off-the-shelf) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualifying Control Agreement” means an agreement among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance reasonably satisfactory to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code) over the deposit account(s) or securities account(s) described therein.

“Qualifying IPO” means a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act (other than a public offering pursuant to a registration statement on Form S-8) covering the offer and sale of the Borrower’s common stock so long as the aggregate gross proceeds received by the Borrower in connection therewith are not less than $75,000,000 (net of underwriting discounts and commissions) and such Equity Interests are listed on a nationally recognized stock exchange in the United States.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property (other than Excluded Property):

(a) a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b) if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c) ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d) evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Secured Parties;

(e) if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;

(f) if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g) if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender, and any other recipient of any payment by or on account of any obligation of any Loan Party under any Loan Document.

“Register” has the meaning set forth in Section 11.06(c).

“Related Indemnified Party” means, with respect to any Indemnitee, (a) any controlled or controlling Affiliate of such Indemnitee, and (b) the respective officers, directors, employees, agents or representatives of such Indemnitee or any of its controlled or controlling Affiliates, in the case of this clause (b), acting at the direction of such Indemnitee or controlled or controlling Affiliate; provided, that, each reference to a controlled or controlling Affiliate in this definition pertains to a controlled or controlling Affiliate involved in the negotiation, syndication, administration or enforcement of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Permit” means (a) a Permit required under Laws for the conduct of the business of the Borrower or any Subsidiary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, transport, distribution or delivery of goods or services or pursuant to any Device Application (including without limitation, all Permits issued by the FDA or any other applicable Governmental Authority required for the development, testing, handling, storage, manufacture, marketing, sale, transport or distribution of any Product by the Borrower or any Subsidiary as such activities are being conducted by the Borrower or such Subsidiary with respect to such Product), and (b) a Permit issued by any Standard Body.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief legal officer, chief financial officer, chief operating officer, senior vice president, general counsel, vice president of finance, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries as determined in accordance with GAAP, or (b) are subject to any Lien in favor of any Person (other than bankers’ liens and rights of setoff) other than the Administrative Agent, for the benefit of the Secured Parties.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding and (d) any payment made in cash to any holder of any Convertible Bond Indebtedness in excess of the original principal (or notional) amount thereof, interest thereon and any fees due thereunder; provided, that, notwithstanding anything herein to the contrary, it is understood and agreed that any payment in cash due upon the conversion or settlement of any Convertible Bond Indebtedness (other than interest thereon and any fees due thereunder) shall constitute a Restricted Payment for all purposes hereunder.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.

“Safety Notices” has the meaning set forth in Section 6.23.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and the Indemnitees.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Effective Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” has the meaning set forth in Section 8.16(b)(i).

“Specified Transaction” means (a) any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition, or any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, consolidation or otherwise or any incurrence or repayment of Indebtedness or (b) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Standard Body” means any industry recognized organization that creates, sponsors or maintains safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Takeover Change of Control” means a Change of Control occurring after the Effective Date in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of Equity Interest of the Borrower representing greater than fifty percent (50.00%) of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis and taking into account all such securities that such person or group has the right to acquire pursuant to any option right.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Commitments of all of the Term A Lenders as in effect on the Effective Date is THIRTY MILLION DOLLARS ($30,000,000).

“Term A Facility” means, at any time, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means any Lender that holds one or more Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” has the meaning set forth in Section 2.09.

“Term B Availability Period” means the period from and after the Effective Date to the earliest of (a) June 30, 2022, (b) the date of termination of the Term B Commitments pursuant to Section 2.04 and (c) the date of termination of the Term B Commitments pursuant to Section 9.02.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B Commitments of all of the Term B Lenders as in effect on the Effective Date is TEN MILLION DOLLARS ($10,000,000).

“Term B Facility” means, at any time, (a) on or prior to the funding of the Term B Loans, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate Outstanding Amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means (a) at any time on or prior to the funding of the Term B Loans, any Lender that has a Term B Commitment at such time and (b) at any time after the funding of the Term B Loans, any Lender that holds one or more Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” has the meaning set forth in Section 2.09.

“Term C Availability Period” means the period from and after the Effective Date to the earliest of (a) December 31, 2022, (b) the date of termination of the Term C Commitments pursuant to Section 2.04 and (c) the date of termination of the Term C Commitments pursuant to Section 9.02.

“Term C Borrowing” means a borrowing consisting of simultaneous Term C Loans made by each of the Term C Lenders pursuant to Section 2.01(c).

“Term C Commitment” means, as to each Term C Lender, its obligation to make a Term C Loan to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term C Commitments of all of the Term C Lenders as in effect on the Effective Date is TEN MILLION DOLLARS ($10,000,000).

“Term C Facility” means, at any time, (a) on or prior to the funding of the Term C Loans, the aggregate amount of the Term C Commitments at such time and (b) thereafter, the aggregate Outstanding Amount of the Term C Loans of all Term C Lenders outstanding at such time.

“Term C Lender” means (a) at any time on or prior to the funding of the Term C Loans, any Lender that has a Term C Commitment at such time and (b) at any time after the funding of the Term C Loans, any Lender that holds one or more Term C Loans at such time.

“Term C Loan” means an advance made by any Term C Lender under the Term C Facility.

“Term C Note” has the meaning set forth in Section 2.09.

“Three-Month LIBOR” means, with respect to any Interest Period, a rate per annum equal to the greater of (x) one percent (1.00%) per annum and (y) the three-month London Interbank Offered Rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Administrative Agent from the appropriate Bloomberg or Telerate page selected by the Administrative Agent (the “LIBOR Screen Rate”) (or any successor thereto or similar source reasonably determined by the Administrative Agent from time to time), two (2) Business Days prior to the first Business Day of such Interest Period and rounded up to the nearest 1/16 of one percent (1.00%). The Administrative Agent’s determination of interest rates shall be determinative in the absence of manifest error.

“Threshold Amount” means $2,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time and the Outstanding Amount of all Loans of such Lender at such time.

“Trade Secrets” means any data or information that is not commonly known by or available to the public and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and (c) which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to, in each case of clauses (a) and (b), including Proprietary Databases.

“Trademark License” means any agreement providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, the aggregate domestic cash and Cash Equivalents of the Loan Parties (without duplication) that are not Restricted at such time.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrants” means, collectively, the Effective Date Warrants, the Additional Term B Warrants (if any), and the Additional Term C Warrants (if any).

“Website Agreements” means all agreements between the Borrower and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to the Borrower and/or any Subsidiary and all agreements with any domain name registrar.

“Websites” means all websites that the Borrower or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all intellectual property and proprietary rights in each of the foregoing.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation one hundred percent (100%) of whose Equity Interests is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person owns one hundred percent (100%) of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to the preceding clauses (a) or (b), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law). Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Investment Document, unless otherwise specified herein or in such other Investment Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Investment Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Investment Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Investment Document, shall be construed to refer to such Investment Document in its entirety and not to any particular provision thereof, (iv) all references in any Investment Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Investment Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Investment Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Investment Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders (such approval not to be unreasonably withheld or delayed)); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect on December 31, 2015 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto after December 31, 2015, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

(d) Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the financial covenant set forth in Section 8.16(a) shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable period to which such calculation relates.

(e) Calculations. For purposes of all calculations hereunder, the principal amount of Convertible Bond Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND WARRANTS

2.01 Commitments and Warrants.

(a) Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower, in Dollars, on the Effective Date in an amount equal to such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Term A Commitments. Term A Borrowings repaid or prepaid may not be reborrowed.

(b) Term B Borrowing. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower, in Dollars on any Business Day during the Term B Availability Period, in an aggregate amount not to exceed such Term B Lender’s Term B Commitment; provided, that, on or before the date that any Term B Loan is advanced, the Administrative Agent shall have received a Compliance Certificate pursuant to Section 7.02(a) certifying that Consolidated Revenues were at least $10,000,000 (without giving effect to any Cure Right) for the four consecutive fiscal quarter period most recently ended prior to the date of the Term B Borrowing for which financial statements have been delivered pursuant to Sections 7.01(a) or (b). The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Term B Borrowings repaid or prepaid may not be reborrowed.

(c) Term C Borrowing. Subject to the terms and conditions set forth herein, each Term C Lender severally agrees to make a single loan to the Borrower, in Dollars on any Business Day during the Term C Availability Period, in an aggregate amount not to exceed such Term C Lender’s Term C Commitment; provided, that, on or before the date that any Term C Loan is advanced, (i) the full amount of the Term B Loan shall have been advanced and (ii) the Administrative Agent shall have received a Compliance Certificate pursuant to Section 7.02(a) certifying that Consolidated Revenues were at least $25,000,000 (without giving effect to any Cure Right) for the four consecutive fiscal quarter period most recently ended prior to the date of the Term C Borrowing for which financial statements have been delivered pursuant to Sections 7.01(a) or (b). The Term C Borrowing shall consist of Term C Loans made simultaneously by the Term C Lenders in accordance with their respective Term C Commitments. Term C Borrowings repaid or prepaid may not be reborrowed.

(d) Additional Term B Warrants and Additional Term C Warrants.

(i) The Borrower agrees, on the date of the Term B Borrowing, to deliver to the Lenders warrants substantially in the form of Exhibit F in the respective amounts of the Warrant Coverage (as defined in the Warrants) set forth opposite the name of each Lender on Schedule 2.01 (the “Additional Term B Warrants”).

(ii) The Borrower agrees, on the date of the Term C Borrowing, to deliver to the Lenders warrants substantially in the form of Exhibit F in the respective amounts of the Warrant Coverage (as defined in the Warrants) set forth opposite the name of each Lender on Schedule 2.01 (the “Additional Term C Warrants”).

(e) Treasury Regulations. The Borrower and the Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $30,000,000, (i) the Lenders shall make the Term A Loans to the Borrower and (ii) the Borrower shall issue to, and the Lenders shall purchase from the Borrower, the Warrants, in each case, in the respective amounts set forth opposite each Lender’s name on Schedule 2.01. Furthermore, the Borrower and the Lenders hereby acknowledge and agree that (A) the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of the Term A Loans is determined pursuant to Section 1272-1275 of the Code and the Treasury Regulations thereunder and (B) for United States federal income tax purposes, the issue price of the property right represented by the Effective Date Warrants within the meaning of Section 1273(b) of the Internal Revenue Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to $0.00. Furthermore, the Borrower and the Lenders hereby acknowledge and agree that for United States federal income tax purposes, the fair market value of the property right represented by the Additional Term B Warrants (if any) and the Additional Term C Warrants (if any), shall be determined in good faith by the Administrative Agent in consultation with the Borrower. The parties hereto agree to report all income tax matters with respect to the Warrants consistent with the provisions of this Section 2.01(d) unless otherwise required due to a change in applicable Law.

2.02 Borrowings.

(a) Each Borrowing shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower) to the Administrative Agent, which must be given not later than (x) with respect to all Borrowings other than the Term A Borrowing, 11:00 a.m. at least fifteen (15) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) in advance of the requested date of any such Borrowing and (y) with respect to the Term A Borrowing, 9:00 a.m. at least two (2) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) in advance of the requested date of such Term A Borrowing. Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the applicable Facility under which the Borrower is requesting a Borrowing and (iii) the principal amount of Loans to be borrowed. For the avoidance of doubt, the aggregate principal amount of (i) the Term A Borrowing shall be $30,000,000, (ii) the Term B Borrowing shall be $10,000,000 and (iii) the Term C Borrowing shall be $10,000,000.

(b) Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans. Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Section 2.01 and Section 5.02 (and, if such Borrowing is the initial Borrowing, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.

2.03 Prepayments.

(a) Voluntary Prepayments. Subject to the payment of any prepayment premium as required under Section 2.03(d) and any other fees or amounts payable hereunder at such time, the Borrower may, upon notice from the Borrower to the Administrative Agent, voluntarily prepay the Loans, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment, (ii) any such prepayment shall only be made on a Business Day and (iii) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, a notice of prepayment delivered by the Borrower under this Section 2.03(a) may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Loans, in which case such prepayment may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued interest on the principal amount of the Loans prepaid, (y) the prepayment premium required under Section 2.03(d) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied (A) with respect to any such prepayment on or prior to March 31, 2025, first, to outstanding Term C Loans (if any), second, to outstanding Term B Loans (if any), and third, to outstanding Term A Loans (if any) and (B) with respect to any such prepayment after March 31, 2025, first, to outstanding Term C Loans (if any), second, to outstanding Term B Loans (if any), and third, to outstanding Term A Loans (if any), and to the principal repayment installments of each thereof in inverse order of when due. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) Mandatory Prepayments.

(i) Dispositions and Involuntary Dispositions. (A) The Borrower shall promptly (and in any event, within ten (10) Business Days) prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of all Dispositions (other than Dispositions constituting Permitted Ex-US Licenses) and Involuntary Dispositions received by any Loan Party or any Subsidiary; provided, that, such Net Cash Proceeds shall not be required to be so applied (x) until the aggregate amount of Net Cash Proceeds derived from all such Dispositions and Involuntary Dispositions during the term of this Agreement is equal to or greater than $1,000,000 (and then only in excess of such amount) and (y) if, at the election of the Borrower, such Loan Party or such Subsidiary reinvests such Net Cash Proceeds in Eligible Assets within two hundred and seventy (270) days of the date of such Disposition or Involuntary Disposition. Any prepayment pursuant to this clause (i)(A) shall be applied as set forth in clause (iv) below.

(B) The Borrower shall promptly (and in any event, within ten (10) Business Days) prepay the Loans in an aggregate amount equal to fifty percent (50%) of the Net Cash Proceeds of all Permitted Ex-US Licenses received by any Loan Party or any Subsidiary; provided, that, such Net Cash Proceeds shall not be required to be so applied (x) until the aggregate amount of Net Cash Proceeds derived from all such Permitted Ex-US Licenses during the term of this Agreement is equal to or greater than $1,000,000 (and then only in excess of such amount) and (y) any Lender, at its option, may elect not to accept such prepayment as provided below. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under this clause (B) at least ten (10) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under this clause (B) (the “Permitted Ex-US License Prepayment Amount”). The Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made by the Borrower (the “Permitted Ex-US License Prepayment Date”). Any Lender may decline to accept all or any portion of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five (5) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Lender does not give a notice to the Administrative Agent on or prior to such fifth (5th) Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Permitted Ex-US License Prepayment Date, an amount equal to the Permitted Ex-US License Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Permitted Ex-US License Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay the Loans owing to Lenders (other than Declining Lenders) in the manner described in clause (iv) for such prepayment.

(ii) Extraordinary Receipts. The Borrower shall promptly (and, in any event, within ten (10) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, that, such Net Cash Proceeds shall not be required to be so applied (x) until the aggregate amount of Net Cash Proceeds derived from all such Extraordinary Receipts during the term of this Agreement is equal to or greater than $1,000,000 (and then only in excess of such amount) and (y) if, at the election of the Borrower, such Loan Party or such Subsidiary reinvests such Net Cash Proceeds in Eligible Assets within two hundred and seventy (270) days of the date of such receipt. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii) Debt Issuance. The Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv) Application of Mandatory Prepayments. All payments under this Section 2.03(b) shall be applied first to all fees, costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Loans: default interest, if any, prepayment premium required by Section 2.03(d), accrued interest and principal. Each such prepayment shall be applied (A) with respect to any such prepayment on or prior to March 31, 2025, first, to outstanding Term C Loans (if any), second, to outstanding Term B Loans (if any), and third, to outstanding Term A Loans (if any) and (B) with respect to any such prepayment after March 31, 2025, first, to outstanding Term C Loans (if any), second, to outstanding Term B Loans (if any), and third, to outstanding Term A Loans (if any), and to the principal repayment installments of each thereof in inverse order of when due. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(c) Change of Control. Upon the occurrence of a Change of Control, the Borrower shall, at the direction of the Required Lenders, and may, at its option upon three (3) Business Days’ prior written notice from the Borrower to the Administrative Agent, prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon and any fees owed in connection therewith plus the prepayment premium required by Section 2.03(d) plus all other Obligations. Each such direction or notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment under this Section 2.03(c) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(d) Prepayment Premiums. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to this Section 2.03, Article IX or otherwise, then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to the other Obligations so prepaid or required to be prepaid, a prepayment premium equal to: (i) with respect to any prepayment paid or required to be paid on or prior to March 31, 2023, (A) in connection with a Takeover Change of Control, fifteen percent (15.00%) of the principal amount of the Loans prepaid or required to be prepaid and (B) other than in connection with a Takeover Change of Control, the Make-Whole Amount with respect to such prepayment, (ii) with respect to any prepayment paid or required to be paid after March 31, 2023 but on or prior to March 31, 2024, seven and one-half percent (7.50%) of the principal amount of the Loans prepaid or required to be prepaid, (iii) with respect to any prepayment paid or required to be paid after March 31, 2024 but on or prior to March 31, 2025, five percent (5.00%) of the principal amount of the Loans prepaid or required to be prepaid, (iv) with respect to any prepayment paid or required to be paid thereafter, two and one-half percent (2.50%) of the principal amount of the Loans prepaid or required to be prepaid.

2.04 Termination or Reduction of Commitments.

(a) Voluntary. The Borrower may, upon notice to the Administrative Agent, (i) during the Term B Availability Period terminate in full the Term B Commitments and (ii) during the Term C Availability Period terminate in full the Term C Commitments; provided, that: any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction. Upon any termination or reduction of the Commitments under the Term B Facility or the Term C Facility, as applicable, the Commitments of each Appropriate Lender under such Facility shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

(b) Mandatory. The Commitments under a Facility shall be automatically and permanently reduced to zero on the date of the Borrowing under such Facility pursuant to Section 2.01. The Term B Commitments shall be automatically and permanently reduced to zero on the date that the Term B Availability Period shall end. The Term C Commitments shall be automatically and permanently reduced to zero on the date that the Term C Availability Period shall end. Upon any reduction of the Commitments under a Facility, the Commitments of each Appropriate Lender under such Facility shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

2.05 Repayment of Loans.

(a) Term A Facility.

The Borrower shall repay the outstanding principal amount of the Term A Loans in installments on the dates set forth below, in each case, in the respective amounts set forth in the table below, unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Principal Amount of Term A Facility Outstanding on March 31, 2025)
June 30, 2025	25.00%
September 30, 2025	25.00%
December 31, 2025	25.00%
Maturity Date	Outstanding Principal Balance of Term A Loans

provided, however, that, (x) the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date and (y) if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first preceding Business Day.

(b) Term B Facility.

The Borrower shall repay the outstanding principal amount of the Term B Loans in installments on the dates set forth below, in each case, in the respective amounts set forth in the table below, unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Principal Amount of Term B Facility Outstanding on March 31, 2025)
June 30, 2025	25.00%
September 30, 2025	25.00%
December 31, 2025	25.00%
Maturity Date	Outstanding Principal Balance of Term B Loans

provided, however, that, (x) the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date and (y) if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first preceding Business Day.

(c) Term C Facility.

The Borrower shall repay the outstanding principal amount of the Term C Loans in installments on the dates set forth below, in each case, in the respective amounts set forth in the table below, unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Principal Amount of Term C Facility Outstanding on March 31, 2025)
June 30, 2025	25.00%
September 30, 2025	25.00%
December 31, 2025	25.00%
Maturity Date	Outstanding Principal Balance of Term C Loans

provided, however, that, (x) the final principal repayment installment of the Term C Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term C Loans outstanding on such date and (y) if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first preceding Business Day.

2.06 Interest.

(a) Pre-Default Rate. Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date thereof, at a rate per annum equal to the Interest Rate for such Interest Period.

(b) Default Rate. (i) Upon the occurrence and during the existence of any Event of Default, all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times equal to the Interest Rate for the applicable Interest Period plus three percent (3.00%) per annum (the “Default Rate”), to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c) Paid-In-Kind Interest.

(i) Beginning with the Interest Payment Date occurring on June 30, 2021 and continuing through and including the Interest Payment Date occurring on March 31, 2025 (the “PIK Period”), so long as (x) no Event of Default has occurred and is continuing as of any such Interest Payment Date and (y) the Borrower has not notified the Administrative Agent in writing prior to such Interest Payment Date that it intends to pay all interest due on such Interest Payment Date in cash, (A) a portion of the interest accruing on the Loans at a rate equal to the sum of (I) Three-Month LIBOR plus (II) seven percent (7.00%) per annum (the “PIK Period Cash Pay Interest”) shall be due and payable in cash in arrears on each such Interest Payment Date and (B) the portion of the interest accruing on the Loans in excess of the PIK Period Cash Pay Interest (such interest, the “PIK Period Paid-in-Kind Interest”) shall be due and payable on each such Interest Payment Date by adding such PIK Period Paid-in-Kind Interest to the outstanding principal amount of the applicable Loans on such Interest Payment Date. For the avoidance of doubt, if prior to any Interest Payment Date occurring during the PIK Period the Borrower has notified the Administrative Agent in writing that it intends to pay all interest due on such Interest Payment Date in cash or, if any Event of Default has occurred and is continuing as of any such Interest Payment Date, all interest accruing on the Loans shall be due and payable in cash in arrears on such Interest Payment Date.

(ii) Paid-in-Kind Interest Generally. Any and all such PIK Period Paid-in-Kind Interest so added to the principal amount of the Loans shall constitute and increase the principal amount of the Loans for all purposes under this Agreement, including without limitation, for purposes of calculating any prepayment premium under Section 2.03(d) and shall bear interest in accordance with this Section 2.06. Upon the occurrence and during the continuation of any Event of Default during the PIK Period, all interest accruing on the Loans shall be due and payable in cash in arrears on each Interest Payment Date and at such other times as may be specified herein.

(d) Interest Generally. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

The Borrower shall pay to the Administrative Agent and the Lenders, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

2.09 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of the Term A Loans, be in the form of Exhibit B-1 (a “Term A Note”), (ii) in the case of the Term B Loans, be in the form of Exhibit B-2 (a “Term B Note”) and (iii) in the case of the Term C Loans, be in the form of Exhibit B-3 (a “Term C Note”). Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally.

(a) General. Except as otherwise expressly set forth herein, all payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, prepayment premiums and fees on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders (or, at any time when there is at least one Lender that is not an Affiliate of the Administrative Agent, to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s Office at which point the Administrative Agent shall promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office); provided, that, if at the time of any such payment a Lender is a Defaulting Lender, such Defaulting Lender’s pro rata share of such payment shall be made directly to the Administrative Agent. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing. All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(c) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans or prepayment premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and prepayment premium in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium in connection with their respective portions of the Loans and other amounts owing them; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section 2.11 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01. Each Lender agrees to provide the Borrower, the Administrative Agent and each other Lender with prompt written notice of such Lender becoming a Defaulting Lender.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or any other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES; YIELD PROTECTION

3.01 Taxes.

(a) Except as required by applicable Law, all payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding (w) taxes imposed on or measured by net income, franchise taxes or branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (x) U.S. federal withholding taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 11.13) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office, (y) taxes attributable to such Recipient’s failure to comply with Section 3.01(c) and (z) U.S. federal withholding tax imposed under FATCA (all non-excluded items being called “Indemnified Taxes”). If any withholding or deduction of any Indemnified Taxes from any payment by or on account of any obligation of any

Loan Party hereunder is required in respect of any Indemnified Taxes pursuant to any applicable Law, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, (ii) the applicable Withholding Agent shall promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority and (iii) the sum payable by the applicable Loan Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction of Indemnified Taxes been required.

(b) The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(c) Each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code (each such Lender a “Foreign Lender”) shall execute and deliver to each of the Borrower and the Administrative Agent on or prior to the date that such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by the Borrower or the Administrative Agent certifying as to such Lender’s entitlement to any available exemption from or reduction of withholding or deduction of taxes. Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall execute and deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of United States Internal Revenue Service Form W-9 certifying that such Lender is not subject to United States backup withholding. The Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 3.01 with respect to taxes attributable to the failure of such Foreign Lender to comply with this paragraph.

(d) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as required by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrower of its inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

3.02 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any taxes (other than (A) Indemnified Taxes that are covered by Section 3.01(b) and (B) taxes that are excluded from the definition of Indemnified Taxes in Section 3.01(a)) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), then, upon written demand of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Reserves on Loans. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided, that, the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.04, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.04, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.03(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.04 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing or to make Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay the Loans immediately. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid and any applicable prepayment premium with respect thereto.

3.05 Three-Month LIBOR Unavailability Period.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that a LIBOR Unavailability Period has commenced and is continuing, then, reasonably promptly after such determination, the Administrative Agent shall give the Borrower notice thereof and the Administrative Agent and the Borrower may amend this Agreement to replace Three-Month LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment that has been executed by the Borrower shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. It is understood and agreed that, for all purposes of this Agreement, once commenced, a “LIBOR Unavailability Period” shall be deemed to exist and be continuing unless and until such amendment has become effective in accordance with the terms hereof.

During the continuance of any LIBOR Unavailability Period, the obligation of the Lenders to make or maintain Loans with an Interest Rate calculated based on Three-Month LIBOR shall be suspended and the Borrower may revoke any pending request for a Borrowing of Loans with an Interest Rate calculated based on Three-Month LIBOR or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans with an Interest Rate calculated based on the Prime Rate.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.06 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Conditions to Initial Extensions of Credit and Issuance of Effective Date Warrants.

This Agreement shall become effective and the obligation of each Lender to make its initial Loans hereunder and the obligation of the Borrower to issue the Effective Date Warrants is subject to satisfaction of the following conditions precedent:

(a) Investment Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Investment Documents, each properly executed by a Responsible Officer of the signing Loan Party and each other party to such document, including, without limitation, the Effective Date Warrants duly executed and issued by the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c) Financial Statements; Due Diligence. The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.

(d) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2019 in the business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals, pdf scans or facsimiles (in each case followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a Responsible Officer of such Loan Party to be true and correct as of the Effective Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Investment Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv) searches of ownership of, and Liens on, the IP Rights of each Loan Party in the appropriate governmental offices;

(v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the IP Rights of the Loan Parties;

(vi) in the case of any personal property Collateral with an aggregate value in excess of $1,000,000 located at a premises leased by a Loan Party, such Collateral Access Agreements as may be reasonably required by the Administrative Agent, subject to Section 7.21;

(vii) such Qualifying Control Agreements as shall be necessary to cause the Loan Parties to be in compliance with Section 7.16; and

(viii) to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral.

(h) Real Property Collateral. Receipt by the Administrative Agent of Mortgages and other Real Property Security Documents with respect to the fee interest of any Loan Party in each real property identified on Schedule 6.20(a) (other than any Excluded Property).

(i) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Secured Parties.

(j) Funding Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying (i) that the conditions specified in Sections 5.01(d), (e) and (l) and Sections 5.02(a) and (b) have been satisfied, (ii) that the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis and (iii) that neither the Borrower nor any Subsidiary as of the Effective Date has outstanding any Disqualified Capital Stock.

(k) Existing Indebtedness. All of the existing Indebtedness for borrowed money of the Loan Parties and their respective Subsidiaries (including all Indebtedness under the Existing Credit Agreement but, for the avoidance of doubt, excluding Indebtedness permitted to exist pursuant to Section 8.03), shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Effective Date.

(l) Governmental and Third Party Approvals. The Borrower and its Subsidiaries shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Investment Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(m) Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Borrower on the Effective Date, on a pro forma basis after giving effect to the transactions contemplated by the Investment Documents shall be reasonably satisfactory to the Lenders.

(n) Letter of Direction. Receipt by the Administrative Agent of a reasonably satisfactory letter of direction containing funds flow information with respect to the proceeds of the Loans to be made on the Effective Date.

(o) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Effective Date.

(p) Attorney Costs; Due Diligence Expenses. The Borrower shall have paid all reasonable and documented fees and expenses of the Administrative Agent related to the sourcing, legal due diligence and legal documentation of the transactions contemplated hereby, including the reasonable and documented fees and expenses of counsel to the Administrative Agent incurred to the Effective Date, plus such additional amounts of such fees and expenses as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent); provided, that, the Borrower’s obligations under this Section 5.01(p) with respect to financial advisor, independent consultant and other due diligence expenses (and not, for the avoidance of doubt, with respect to legal documentation or legal due diligence (which, in each case, shall be uncapped)) shall not exceed $200,000 in the aggregate.

(q) Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has funded its Term A Loan on the Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

5.02 Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) No Material Adverse Effect shall have occurred, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(d) With respect to any Loan Notice requesting (i) a Borrowing of Term B Loans, the requested Borrowing shall occur during the Term B Availability Period, or (ii) a Borrowing of Term C Loans, the requested Borrowing shall occur during the Term C Availability Period.

(e) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(f) With respect to the Term B Borrowing, (i) the conditions set forth in Section 2.01(b) shall have been satisfied and (ii) the Borrower shall have delivered to the Lenders the Additional Term B Warrants.

(g) With respect to the Term C Borrowing, (i) the conditions set forth in Section 2.01(c) shall have been satisfied and (ii) the Borrower shall have delivered to the Lenders the Additional Term C Warrants.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b), (c), (d), (f) and (g) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Loan Party and each Subsidiary (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Investment Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Investment Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate, in any material respect, any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referenced in clause (b) to the extent that such conflict, breach, contravention or payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Investment Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) the filing of any applicable notices under securities laws.

6.04 Binding Effect.

Each Investment Document has been duly executed and delivered by each Loan Party that is party thereto. Each Investment Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries (on a consolidated basis) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries (on a consolidated basis) as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c) From the date of the Audited Financial Statements to and including the Effective Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Effective Date.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) or (b), as applicable) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Investment Document, or any of the transactions contemplated hereby or (b) could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

6.07 No Default.

(a) Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Business Facilities and all operations at the Business Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Business Facilities or the Businesses, and there are no conditions relating to the Business Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Business Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Business Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Business Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Business Facilities, or generated, treated, stored or disposed of at, on or under any of the Business Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Business Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Business Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Business Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

(a) The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductible on Schedule 6.10.

(b) The Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent.

6.11 Taxes.

The Loan Parties and their Subsidiaries have filed all federal and state income and all other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no tax assessment proposed in writing against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. The Borrower has not engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date, (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA, and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13 Subsidiaries and Capitalization.

(a) Set forth on Schedule 6.13(a) is a complete and accurate list as of the Effective Date of each Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) identification of each Subsidiary that is an Excluded Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

(b) Set forth on Schedule 6.13(b) is a true and complete table showing the authorized and issued capitalization of the Borrower as of the Effective Date on a fully diluted basis. All issued and outstanding Equity Interests of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens (other than Liens created under the Loan Documents and Liens created as a matter of law) and such Equity Interests were issued in compliance in all material respects with all applicable Laws. As of the Effective Date, except for the Warrants and as otherwise described on Schedule 6.13(b), there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the Borrower or any of its Subsidiaries. Except as set forth on Schedule 6.13(b) and as contained in the Warrants, there are no statutory or contractual preemptive rights, rights of first refusal, anti-dilution rights or any similar rights held by equity holders or option holders of the Borrower with respect to the issuance of the Warrants and all such rights have been effectively waived with regard to the issuance of the Warrants. Neither the Borrower nor any Subsidiary has outstanding any Disqualified Capital Stock.

6.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Investment Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

6.16 Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

(a) Schedule 6.17(a) sets forth a complete and accurate list of the following as of the Effective Date: (i) all Copyrights and all Trademarks owned or controlled by any Loan Party or any Subsidiary, that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Patent and Trademark Office or the United States Copyright Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights and Trademarks, (ii) all Patents owned or controlled by any Loan Party or any Subsidiary that are issued, or in respect of which an application has been filed or recorded, with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Patents , (iii) all Domain Names owned or controlled by any Loan Party or any Subsidiary, together with relevant identifying information with respect to such Domain Names, (iv) all material Proprietary Software of any Loan Party or any Subsidiary, (v) each Copyright License, each Patent License and each Trademark License to which any Loan Party or any Subsidiary is a party, and (vi) each other item of Material IP Rights, in each case of the foregoing clauses (i) through (iv), that (A) is owned by any Loan Party or any Subsidiary or (B) constitutes Material IP Rights and is being licensed to any Loan Party or any Subsidiary.

(b) Except for IP Rights that have expired or have been abandoned in the ordinary course of business, the Material IP Rights (i) owned by any Loan Party or any Subsidiary and (ii) to the knowledge of the Borrower, those Material IP Rights that are licensed, authorized or otherwise granted rights under or to, are subsisting, valid, unexpired and enforceable, and have not been abandoned. To the Borrower’s knowledge, no claim has been made that the use or other exploitation by the Borrower, any Subsidiary or any of their licensees of any of the IP Rights, including, without limitation, to advertise, display, import, manufacture, have manufactured, market, offer for sale, perform, prepare derivative works based upon, promote, reproduce, sell, use and/or otherwise distribute a Product, does or may infringe, violate or misappropriate the intellectual or proprietary property rights of any Person. No holding, decision or judgment has been rendered by any Governmental Authority, except for those issued during the ordinary course of prosecution, that would limit, invalidate, render unenforceable, cancel or challenge the validity of any Material IP Right owned by the Borrower or any of its Subsidiaries and to the knowledge of the Borrower, all other Material IP Rights, and to the knowledge of the Loan Parties, no action or proceeding is pending seeking to limit, invalidate, render unenforceable, cancel or challenge the validity of any Material IP Right that, in any case, if adversely determined, could reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the value of any Material IP Right. Except for IP Rights abandoned in the ordinary course of business, the Borrower and its Subsidiaries have, since taking title to the Material IP Rights, performed all acts and have paid all required annuities, fees, costs, expenses and taxes to maintain such Material IP Rights in full force and effect, subject to any permitted extensions for the payment thereof and other than routine abandonments associated with patent prosecution. All applications for registration pertaining to the registered IP Rights included in the Material IP Rights of the Borrower and any Subsidiary have been duly and properly filed, and all issued or granted registered IP included in Material IP Rights has been duly and properly issued. The Borrower and its Subsidiaries own, or, to the knowledge of the Borrower and its Subsidiaries, are entitled to use by license or otherwise, all the IP Rights. Neither the Borrower nor any Subsidiary has made any assignment or agreement in conflict with, and no license agreement with respect to the Material IP Rights conflicts with the security interest in the Material IP Rights of the Loan Parties granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Collateral Documents in any material respect. To the extent any of the Material IP Rights were authored, developed, conceived or created, in whole or in part, for or on behalf of the Borrower or any Subsidiary by any Person, then the Borrower or such Subsidiary has entered into a written agreement with such Person in which such Person has assigned or licensed all right, title and interest in and to such Material IP Rights to the Borrower or such Subsidiary. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary or any licensee on behalf of the Borrower or any Subsidiary violates, infringes or misappropriates any intellectual or proprietary property rights held by any other Person in any material respect, individually or in the aggregate. No claim or litigation regarding any of the Material IP Rights owned or controlled by the Borrower or any Subsidiary, or with respect to any other Material IP Rights, to the knowledge of the Borrower, is pending or, to the knowledge of the Borrower, no claim or litigation regarding any of the Material IP Rights threatened against the Borrower or any Subsidiary. None of the intellectual property rights included in the Material IP Rights is subject to any license grant by the Borrower or any Subsidiary or similar arrangement, except for (x) license grants between the Loan Parties, (y) those license grants disclosed on Schedule 6.17(a) and (z) Permitted Licenses.

(c) Except as set forth on Schedule 6.17(c), the Borrower and its Subsidiaries have developed the material Proprietary Software owned by the Borrower or any Subsidiary through the efforts of their employees and for their own accounts and such Proprietary Software does not incorporate any contributions made by a third party developer, contractor or consultant, with the exception of any Open Source Software that does not include any “copyleft” restrictions. The use of the Proprietary Software owned by the Borrower or any Subsidiary does not materially breach any term of any license or other contract between the Borrower or its Subsidiaries, on the one hand, and any third party, on the other hand. The Borrower and its Subsidiaries are in material compliance with the terms and conditions of all license agreements relating to the material Proprietary Software licensed to the Borrower or any Subsidiary. The source code for the Proprietary Software owned by the Borrower or any Subsidiary is and has been maintained in confidence and is not maintained (or required to be maintained) in a software escrow for any customer or other third party. The Borrower or its Subsidiaries have actual possession of the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level language used for the development, maintenance, implementation and use of the Proprietary Software owned by the Borrower or any Subsidiary that is material to the Businesses. The Borrower and its Subsidiaries have not granted any rights in the material Proprietary Software to any third party except for non-exclusive licenses granted to end users or customers for the Proprietary Software in object code format. The Proprietary Software owned by the Borrower or any Subsidiary materially operates in accordance with and materially conforms to any specification, manual, guide, description and other similar documentation delivered by the Borrower or its Subsidiaries to customers, end-users, original equipment manufacturers or resellers.

(d) Schedule 6.17(d) contains a list and description of all Open Source Software incorporated in, embedded in or used by the Proprietary Software owned by the Borrower or any Subsidiary or by the Borrower or any Subsidiary in any Product, and describes: (i) the manner in which any Open Source Software is used; (ii) whether (and, if so, how) such Open Source Software has been modified by or for the Borrower or any Subsidiary; (iii) whether (and, if so, how) such Open Source Software is distributed (e.g., electronically, on disc, with any Proprietary Software, separate from any Proprietary Software) by or for the Borrower, any Subsidiary or any of their licensees; and (iv) whether (and if so, how) such Open Source Software is integrated with, interacts with or links to (dynamically or statically) other portions of any Proprietary Software owned by the Borrower or any Subsidiary. No part of the Proprietary Software owned by the Borrower or any Subsidiary or any Product is licensed, distributed or disclosed, or required by the terms of any license to such Open Source Software to be licensed, distributed or disclosed, pursuant to such license. The use and distribution of all Open Source Software by the Borrower and its Subsidiaries is in full compliance with all licenses applicable thereto.

(e) Except as set forth on Schedule 6.17(e), the consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Lenders of any right or protection set forth in this Agreement will not constitute a material breach or violation of, or otherwise materially affect the enforceability or approval of, (i) any licenses associated with Material IP Rights, (ii) Device Applications, (iii) Governmental Licenses, or (iv) any applications or requests for Governmental Licenses.

6.18 Solvency.

The Borrower is Solvent, on an individual basis, and the Borrower and its Subsidiaries are Solvent, on a consolidated basis.

6.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property that is owned or leased by the Loan Parties as of the Effective Date (with (x) a designation of each real property that is Excluded Property and (y) a designation as to whether such real property is owned or leased). Set forth on Schedule 6.20(b) is the taxpayer identification number and organizational identification number of each Loan Party as of the Effective Date. The exact legal name and state of organization of (a) the Borrower is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c). Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Effective Date (x) changed its legal name, (y) changed its state of organization or (z) been party to a merger, consolidation or other change in structure.

6.21 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) PATRIOT Act. To the extent applicable, each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Act.

6.22 Material Contracts.

Except for the Organization Documents and the other agreements set forth on Schedule 6.22 (such agreements set forth on Schedule 6.22, together with (x) the Organization Documents and (y) any other agreements or instruments to which the Borrower or any Subsidiary becomes a party after the Effective Date, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect, being the “Material Contracts”), as of the Effective Date there are no (a) collective bargaining agreements or other labor agreements covering any employees of the Borrower or any Subsidiary, (b) agreements regarding the Borrower or any Subsidiary, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (c) real estate leases, licenses of IP Rights or other lease or license agreements to which the Borrower or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (d) customer or supply agreements to which the Borrower or any Subsidiary is a party, in each case with respect to the preceding clauses (b), (c), and (d) requiring payment of more than $500,000 during the term of this Agreement or (e) any other agreements or instruments to which the Borrower or any Subsidiary is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Investment Documents will not give rise to a right of termination in favor of any party to any Material Contract.

6.23 Compliance of Products.

(a) With respect to the Borrower and its Subsidiaries:

(i) the Borrower and its Subsidiaries hold all Required Permits, or have contracted with third parties holding Required Permits, necessary for the Borrower and its Subsidiaries’ compliance with all applicable Laws and all such Required Permits are in full force and effect, except where the failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Effect or have a material adverse effect on the commercialization of any Product;

(ii) the Borrower and its Subsidiaries have not, within the past three (3) years, received any written communication from any Governmental Authority regarding any failure to materially comply with any Laws or any term or requirement of any Regulatory Permit and, to the knowledge of the Loan Parties, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, termination or material adverse modification of any Regulatory Permit;

(iii) none of the officers, directors, employees, or Affiliates of the Borrower or any Subsidiary or, to the Borrower’s knowledge, any shareholder, agent or consultant involved with any Product or with any Device Application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a or other applicable Law;

(iv) none of the officers, directors, employees, or Affiliates of the Borrower or any Subsidiary or, to the Borrower’s knowledge, any shareholder, agent or consultant has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(v) except as could not reasonably be expected to result in a Material Adverse Effect or have a material adverse effect on the commercialization of any Product, all filings, applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Required Permit from the FDA or other Governmental Authority relating to the Borrower or any Subsidiary, their business operations and Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such filings, applications, submissions, information and data have been submitted to the FDA or other Governmental Authority. To the Borrower’s knowledge, the Required Permits issued by the FDA and other Governmental Authorities for the Borrower’s and its Subsidiaries’ Products are valid;

(vi) except as could not reasonably be expected to result in a Material Adverse Effect or have a material adverse effect on the commercialization of any Product, all preclinical and clinical trials conducted by or on behalf of the Borrower and its Subsidiaries that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any Required Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to applicable Laws;

(vii) neither the Borrower nor any Subsidiary has received any written notice that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against the Borrower or a Subsidiary, any action to enjoin the Borrower or a Subsidiary, its officers, directors, employees, shareholders or its agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action;

(viii) except as could not reasonably be expected to result in a Material Adverse Effect or have a material adverse effect on the commercialization of any Product, neither the Borrower nor any Subsidiary has received from the FDA a Warning Letter, unresolved Form FDA-483, “Untitled Letter,” other written correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA, or any comparable written correspondence from any foreign state or local Governmental Authority with regard to any Product or the use, manufacture, processing, packaging or holding thereof, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the use, manufacture, processing, packing, or holding thereof;

(ix) neither the Borrower nor any Subsidiary is enrolled in or currently receives payments from any federal or state government or private healthcare reimbursement program or has ever been terminated from any federal or state government or private healthcare reimbursement program (including Medicare or Medicaid) or otherwise had its rights to receive payments from any government or private healthcare reimbursement program adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other third party;

(x) neither the Borrower nor any Subsidiary nor, to the Borrower’s knowledge, any individual who is an officer, director, manager, employee, stockholder, agent or managing agent of the Borrower or any Subsidiary, has been convicted of, charged with or, to the Borrower’s knowledge, investigated for any federal or state health program-related offense or any other offense related to healthcare or been terminated, excluded or suspended from participation in any such program; or, to the Borrower’s knowledge, has been convicted of, charged with or investigated for a violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any regulatory authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substance;

(xi) the Borrower and its Subsidiaries are in compliance with Section 6002 of the Affordable Care Act and similar state Laws regarding the reporting of certain payments to physicians and hospitals;

(xii) (A) the Borrower and its Subsidiaries are in compliance in all material respects with the privacy and security requirements of the Health Insurance Portability and Accountability Act (“HIPAA”), (B) neither the Borrower nor any Subsidiary has received any written communication from any Governmental Authority that alleges non-compliance with HIPAA and (C) no breach or violation has occurred, to the knowledge of the Borrower, with respect to any unsecured protected health information maintained by or for the Borrower that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b) or similar state Laws, and no information security or privacy breach event has occurred that would require notification under any applicable Laws;

(xiii) neither the Borrower nor any Subsidiary (A) has engaged in any material recalls, field notifications, Market Withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts, “serious adverse event” reports or other notice of action relating to an alleged lack of safety or regulatory compliance of the Products issued by the Borrower or any Subsidiary (“Safety Notices”), (B) has knowledge of any material product complaints with respect to the Products and (C) has knowledge of any facts that would be reasonably likely to result in (1) a material Safety Notice with respect to the Products, (2) a material change in the labeling of any of the Products or (3) a termination or suspension of developing and testing of any of the Products; and

(xiv) neither the Borrower nor any Subsidiary, nor any officer, employee or, to the Borrower’s knowledge, agent of, any Loan Party or any Subsidiary, has been or has been threatened to be, (A) excluded or terminated from participation in any healthcare program of any Governmental Authority, (B) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations, (C) made a party to any action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any federal, state or local laws or regulations or (D) has been convicted of any crime or engaged in any conduct for which such exclusion, debarment or suspension is mandated by applicable Law.

(b) With respect to Products:

(i) all Products are listed on Schedule 1.01 and the Borrower has delivered to the Administrative Agent on or prior to the Effective Date copies of all Required Permits relating to such Products issued or outstanding as of the Effective Date;

(ii) each Product is not adulterated or misbranded within the meaning of the FDCA;

(iii) each Product is not an article prohibited from use or introduction into interstate commerce under the provisions of the FDCA;

(iv) except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as could not reasonably be expected to have a material adverse effect on the commercialization of any Product, each Product has been and shall be used, manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed in accordance with all Required Permits and applicable Laws;

(v) each Product has been and shall be manufactured in accordance with customary manufacturing practices;

(vi) without limiting the generality of Section 6.23(a)(i) and (ii) above, with respect to any Product being tested or manufactured by the Borrower and its Subsidiaries, the Borrower and its Subsidiaries have received, and such Product shall be the subject of, all Required Permits needed in connection with the testing or manufacture of such

Product as such testing is currently being conducted by or on behalf of the Borrower or such Subsidiary, neither the Borrower nor any Subsidiary has received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of (A) the Borrower and its Subsidiaries’ manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of Laws or the Required Permits related to the manufacture of such Product or (B) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing or manufacturing of such Product by the Borrower and its Subsidiaries should cease;

(vii) without limiting the generality of Section 6.23(a)(i) and (ii) above, with respect to any Product marketed or sold by the Borrower or any Subsidiary, the Borrower and its Subsidiaries shall have received, and such Product shall be the subject of, all Required Permits needed in connection with the provision, use, marketing and sales of such Product as currently being marketed or sold by the Borrower and its Subsidiaries, neither the Borrower nor any Subsidiary has received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of any such Required Permit or approval or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace;

(viii) neither the Borrower nor any Subsidiary has experienced any significant failures in the manufacturing of any Product such that the amount of such Product successfully manufactured by the Borrower or any of its Subsidiaries in accordance with all specifications thereof and the Required Permits related thereto in any month shall decrease significantly with respect to the quantities of such Product produced in the prior month; and

(ix) none of the Products is currently, and have not for the past six (6) years been, the subject of any claim or allegation, formal or informal, that any Product, or its use, is defective or has resulted in or proximately caused any injury to any Person or property.

6.24 Labor Matters.

There are no existing or, to the knowledge of the Loan Parties, threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hours worked by and payments of compensation made by the Borrower and its Subsidiaries to their respective employees are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.25 Affected Financial Institutions.

No Loan Party is an Affected Financial Institution.

ARTICLE VII

AFFIRMATIVE COVENANTS

On the Effective Date and thereafter, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, and in any event within one hundred eighty (180) days after the end of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than any qualification or exception that is expressly solely with respect to (i) any potential inability to satisfy any financial covenants on a future date or in a future period, or (ii) an upcoming maturity date with respect to any obligations to occur within twelve (12) months from the time such report and opinion are delivered) or any qualification or exception as to the scope of such audit; and

(b) as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) (i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, including (A) information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by such Compliance Certificate, (B) a certification as to whether the

Loan Parties and their respective Subsidiaries have performed and observed each covenant of the Investment Documents applicable to it during the period covered by the Compliance Certificate (or, if not, a listing of the covenants that have not been performed or observed and the nature and status of each such Default), and (C) a certification of compliance with the financial covenants set forth in Sections 8.16 and 8.17, including financial covenant analyses and calculation for the period covered by the Compliance Certificate, (ii) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a listing of (I) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date), (II) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date), (III) all Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date) and (IV) such supplements to Schedule 6.17 as are necessary to cause such schedule to be true and complete as of the date of such certificate, in the case of each of the foregoing clauses (i) and (ii), attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements and (iii) solely with respect to the financial statements referred to in Section 7.01(a), and solely to the extent otherwise prepared in connection therewith, a copy of management’s discussion and analysis with respect to such financial statements;

(b) as soon as practicable, but in any event no later than seventy-five (75) days after the commencement of each fiscal year of the Borrower, beginning with the fiscal year commencing January 1, 2022, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the then current fiscal year;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders (other than in their capacities as employees or members of the Board of Directors of any Loan Party) of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, in each case, other than any ministerial notices; provided, that, upon the occurrence of a Qualifying IPO, any document required to be delivered pursuant to this clause (c) shall be deemed to have been delivered on the date on which such document is posted to the SEC’s EDGAR website;

(d) promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports or management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(e) concurrently with delivery to the Board of Directors of the Borrower (or any committee of such Board of Directors), copies of all materials furnished to the Board of Directors of the Borrower (or any committee of such Board of Directors); provided, that, it is understood and agreed that the Borrower may redact or withhold any information included in such materials if (i) such information is determined to (upon the advice of counsel to the Borrower) (A) be subject to the attorney-client or similar privilege, (B) constitute attorney work product or (C) if disclosed to the Administrative Agent and/or the Lenders, result in a conflict of interest between the Borrower and the Administrative Agent and/or the Lenders, (ii) such Board of Directors deems such information to constitute non-financial trade secrets or non-financial proprietary information or (iii) the disclosure thereof is prohibited by any applicable Law or any binding agreement with a third party (provided, that, in the case of binding agreements with third parties, the Borrower or the applicable Subsidiary shall use commercially reasonable efforts to obtain waivers and to otherwise provide such information that does not violate such obligations and shall notify the Administrative Agent as to the scope of the information that is not being provided);

(f) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, (i) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary and (ii) copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body;

(h) promptly, and in any event within ten (10) days after consummation thereof, the Borrower or any Subsidiary manufacturing, selling, developing, testing or marketing any Product not then listed on Schedule 1.01, the Borrower shall give written notice to the Administrative Agent of such intention (which shall include a brief description of such Product, plus copies of all Required Permits relating to such new Product and/or the Borrower’s or such Subsidiary’s manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice) along with a copy of an updated Schedule 1.01;

(i) promptly, and in any event within fifteen (15) Business Days of the Borrower or any Subsidiary obtaining any new or additional Required Permits from the FDA or comparable Governmental Authority, with respect to any Product which has previously been disclosed to the Administrative Agent, the Borrower shall give written notice to the Administrative Agent of such new or additional Required Permits, along with a copy thereof; and

(j) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Investment Documents, as the Administrative Agent or any Lender may from time to time request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the

Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that if requested by the Administrative Agent (x) it will in good faith identify that portion of the materials and/or information provided by, or to be provided by, or on behalf of the Borrower hereunder that does not constitute material non-public information with respect to the Borrower or its Affiliates or their respective securities (the “Public Borrower Materials”) and (y) it will clearly and conspicuously mark all Public Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that by marking Public Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Lenders to treat such Public Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Public Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07)).

7.03 Notices.

(a) Promptly (and in any event, within three (3) Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(e) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower which has been instituted or, to the knowledge of the Borrower, is threatened in writing against any Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.

(f) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender upon the Borrower’s becoming aware that any of the representations and warranties set forth in Section 6.23 with respect to any Product have become incorrect in any material respect.

Each notice pursuant to clauses (a) through (f) of this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein (in reasonable detail) and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with reasonably particularity any and all provisions of this Agreement and any other Investment Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge all its obligations and liabilities, including (a) prior to the date on which penalties attach thereto, all federal and state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except (i) those that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary or (ii) other than federal and state tax liabilities, to the extent such obligations and liabilities do not in the aggregate exceed the Threshold Amount, (b) as the same shall become due and payable, all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (c) prior to the date on which such Indebtedness shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05, except (other than with respect to the Borrower) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its registered IP Rights and all IP Rights in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office, in each case, the non-preservation or non-renewal of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower or any Subsidiary insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

(a) Permit representatives of the Administrative Agent and each Lender to visit and inspect its facilities, to examine its books and records, and to discuss its affairs, finances and accounts with its directors, officers, management, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower or the applicable Subsidiary for the purpose of consulting with, rendering advice, recommendations and assistance to, and influencing the management of the Borrower or its Subsidiaries or obtaining information regarding the Borrower’s or any of its Subsidiaries’ material operations, activities and prospects and expressing its views thereon; provided, that, the Administrative Agent and the Lenders shall not exercise such rights more often than two (2) times in any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that, when an Event of Default exists the Administrative Agent or any Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b) Consider, in good faith, the recommendations of the Administrative Agent and the Lenders or their respective designated representatives in connection with the matters on which they are consulted as described in clause (a) above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Borrower.

7.11 Use of Proceeds.

Use the proceeds of the Loans (a) to repay existing indebtedness on the Effective Date, (b) to support the continued commercialization of the Products and (c) for other general corporate purposes; provided, that, in no event shall the proceeds of the Loans be used in contravention of any Law or of any Investment Document.

7.12 Additional Subsidiaries.

Within forty-five (45) days after the acquisition or formation of any Subsidiary (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) (it being understood that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the “acquisition” of a Subsidiary for purposes hereof):

(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding,

(iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is not an Excluded Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, in each case, except where the failure to take such action could not reasonably be expected to have a Material Adverse Effect.

7.14 Pledged Assets.

(a) Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (including, without limitation, each Subsidiary that is a Delaware Divided LLC), other than any FSHCO, directly owned by a Loan Party and (ii) 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary and FSHCO directly owned by a Loan Party, in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Other Property. Cause all property (other than Excluded Property) of each Loan Party (including each Loan Party that is a Delaware Divided LLC) to be subject at all times to first priority (subject to Permitted Liens) perfected Liens and, in the case of owned real property, title insured Liens, in each case, in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Effective Date, such other additional security documents as the Administrative Agent shall request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Collateral Access Agreements. Upon reasonable request by the Administrative Agent with respect to any leased location where any material portion of the Collateral is located, use commercially reasonable efforts to deliver to the Administrative Agent a Collateral Access Agreement with respect to such location within ninety (90) days (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion) of such request.

7.15 Compliance with Material Contracts.

Comply with each Material Contract of such Person, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that, solely for purposes of this Section 7.15 and not for any other purpose under the Loan Documents, any termination, cancellation, expiration or similar event with respect to any Material Contract of such Person which occurs in accordance with the terms of such Material Contract and not, for the avoidance of doubt, as a result of any non-compliance or breach thereof by such Person, shall not, in and of itself, be considered a Material Adverse Effect.

7.16 Accounts.

Subject to Section 7.21(b), maintain all deposit or other accounts (including securities accounts) and all other accounts where money or securities are or may be deposited or maintained is subject to a Qualifying Control Agreement, other than Excluded Accounts.

7.17 Products and Required Permits.

Without limiting the generality of Section 7.08, in connection with the development, testing, manufacture, marketing, transport, distribution or sale of each Product by the Borrower or any Subsidiary, the Borrower or the applicable Subsidiary shall obtain, maintain, preserve and comply in all material respects with all Required Permits that are necessary or material to such development, testing, manufacture, marketing, transport, distribution or sales of such Product by the Borrower or such Subsidiary.

7.18 Consents.

Promptly after entering into or becoming bound by any license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach or termination of which could reasonably be expected to have a Material Adverse Effect, the Loan Parties shall (a) unless it has already publicly disclosed such information, provide written notice to the Administrative Agent of the material terms of such license or agreement with a description of its likely impact on the Loan Parties’ business or financial condition and (b) to the extent requested by the Administrative Agent, use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Administrative Agent to have the ability in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents; provided, that, the failure to obtain any such consent or waiver shall not in and of itself constitute an Event of Default.

7.19 Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.20 Maintenance of Material IP Rights.

Use commercially reasonable efforts to renew, prosecute, enforce and maintain all Material IP Rights, excluding the renewal, prosecution and maintenance of Permits that in the commercially reasonable business judgment of the Loan Parties are not necessary for the conduct of the business of the Loan Parties and any Subsidiaries.

7.21 Post-Closing Matters.

(a) Within sixty (60) days of the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), use commercially reasonable efforts to deliver to the Administrative Agent duly executed Collateral Access Agreements for each location described on Schedule 7.21.

(b) Within ten (10) days of the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent Qualifying Control Agreements with respect to each of the deposit or other accounts (including securities accounts) and all other accounts where money or securities are or may be deposited or maintained set forth on Schedule 7.21.

ARTICLE VIII

NEGATIVE COVENANTS

On the Effective Date and thereafter, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Effective Date and listed on Schedule 8.01 and any renewals or extensions thereof; provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA which has resulted or would reasonably be expected to result in liability, together with any other Lien imposed by ERISA, in an aggregate amount in excess of the Threshold Amount;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances and title deficiencies affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within one hundred and twenty (120) days after the acquisition thereof;

(j) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(k) any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) (i) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses and (ii) the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(n) Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(o) Liens securing liability for reimbursement or indemnification obligations of the Borrower or any Subsidiary to insurance carriers providing insurance to the Borrower or any Subsidiary arising by virtue of deposits made in the ordinary course of business;

(p) cash deposits securing Indebtedness permitted under Sections 8.03(h)(iii) and 8.03(f);

(q) Permitted Licenses;

(r) Liens securing Indebtedness permitted pursuant to Section 8.03(k); provided, that, (i) such Liens are not incurred in connection with, or in contemplation or anticipation of, the applicable Permitted Acquisition and do not attach to any other asset of the Borrower or any Subsidiary (other than improvements thereon) and (ii) such Liens secure only those obligations secured on the date of the applicable Permitted Acquisition;

(s) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and

(t) other Liens not permitted by any of the foregoing clauses of this Section 8.01, in an aggregate amount not to exceed $1,000,000 at any one time outstanding.

8.02 Investments.

Make any Investments, except:

(a) (i) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents and (ii) Investments made pursuant to the Borrower’s Investment Policy;

(b) Investments existing as of the Effective Date and set forth in Schedule 8.02;

(c) (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment, (ii) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date, and (iii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Permitted Acquisitions;

(f) loans and advances to officers, directors and employees of the Borrower and/or its Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and to purchase Equity Interests of the Borrower;

(g) Guarantees permitted by this Section 8.03 (other than by reference to Section 8.02 (or any clause hereof));

(h) Investments consisting of (i) negotiable instruments held for collection in the ordinary course of business, (ii) lease, utility and other similar deposits in the ordinary course of business, and (iii) Restricted Payments not prohibited by Section 8.06;

(i) promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 8.05;

(j) Investments consisting of obligations of the Borrower or any Subsidiary under Swap Contracts permitted under Section 8.03(d) that are incurred for non-speculative purposes in the ordinary course of business;

(k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(l) Investments in joint ventures or strategic alliances in the ordinary course of the Borrower’s business consisting of the licensing or development of technology or the providing of technological support permitted under this Agreement, provided, that, any cash Investments made by the Borrower and its Subsidiaries pursuant to this clause (l) do not exceed $500,000 in the aggregate at any one time outstanding; and

(m) other Investments not permitted by any of the foregoing clauses of this Section 8.02, in an aggregate amount not to exceed $1,000,000 at any one time outstanding.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries existing on the Effective Date and described on Schedule 8.03 and Permitted Refinancings thereof;

(c) intercompany Indebtedness permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract; provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $2,000,000 at any one time outstanding, and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f) Indebtedness in respect of netting services, overdraft protections, employee credit card programs, credit processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that, (x) any such Indebtedness is extinguished within thirty (30) days and (y) the aggregate outstanding principal amount of such Indebtedness plus the aggregate outstanding amount of Indebtedness incurred in reliance of Section 8.03(h)(iii) shall not at any time exceed $1,000,000;

(g) Indebtedness consisting of financing of insurance premiums incurred in the ordinary course of business;

(h) Indebtedness in respect of (i) surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations, (ii) customary indemnification obligations to purchasers in connection with Dispositions not prohibited by Section 8.05, and (iii) letters of credit issued in the ordinary course of business with respect to the leasing of real property, construction-related activities or other business transactions in the ordinary course; provided, that, the aggregate outstanding amount of such letters of credit plus the aggregate outstanding amount of Indebtedness incurred in reliance of Section 8.03(f) shall not exceed $1,000,000 at any time outstanding;

(i) unsecured Indebtedness under the Madryn Convertible Note Documents, in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding (excluding any paid-in-kind interest accrued thereon pursuant to the terms of the Madryn Convertible Note Documents); provided, that, the Madryn Convertible Note Subordination Agreement remains in full force and effect and each Madryn Convertible Note Holder shall be a party thereto;

(j) unsecured Convertible Bond Indebtedness under the Permitted Convertible Note Documents, in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding (excluding any paid-in-kind interest accrued thereon pursuant to the terms of the Permitted Convertible Note Documents) (the “Permitted Convertible Bond Indebtedness”); provided, that, (i) the Permitted Convertible Note Subordination Agreement has been entered into and remains in full force and effect and each Permitted Convertible Note Holder shall be a party thereto, (ii) no Subsidiary that is not a Guarantor shall Guarantee such Convertible Bond Indebtedness, (iii) such Convertible Bond Indebtedness shall not include covenants and defaults that are, taken as a whole, more restrictive on the Borrower and its Subsidiaries than the provisions of this Agreement, (iv) the Permitted Convertible Note Documents shall provide that (A) all interest, fees, and other amounts that accrue or are otherwise payable under or in connection with the Permitted Convertible Notes (other than, for the avoidance of doubt, de minimis administrative expenses in connection with the issuance and administration thereof) shall be paid-in-kind (and not, for the avoidance of doubt, paid or payable in cash), except that the Convertible Note Documents may provide that such amounts may be paid in cash on any date that is at least ninety-one (91) days after the Facility Termination Date, and (B) on the date on which any amount (including, for the avoidance of doubt, principal) owing pursuant to the Permitted Convertible Note Documents is due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), such amount owed thereunder shall be satisfied solely, and the Permitted Convertible Note Documents shall provide that such amounts shall be satisfied solely, through the issuance of Qualified Capital Stock of the Borrower (and not, for the avoidance of doubt, in cash), except that the Convertible Note Documents may provide that such amounts may be paid in cash on any date that is at least ninety-one (91) days after the Facility Termination Date, and (v) the Loan Parties shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of each of the Loan Parties (A) certifying that the conditions set forth in this clause (j) are met, and (B) attaching true, correct and complete copies of each Permitted Convertible Note issued by the Borrower from time to time;

(k) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by the Borrower or any Subsidiary pursuant to a Permitted Acquisition as a result of (x) a merger or consolidation or (y) the acquisition of an asset securing such Indebtedness); provided, that, (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and such Indebtedness existed immediately prior to such Permitted Acquisition and (ii) the aggregate outstanding amount of all such Indebtedness shall not exceed $1,000,000 at any one time outstanding; and

(l) unsecured Indebtedness not permitted by any of the foregoing clauses of this Section 8.03, in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding.

8.04 Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division); provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries, provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party (other than the Borrower), (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided that such Loan Party shall be the continuing or surviving corporation, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party and (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party prior to or concurrently with such dissolution, liquidation or winding up.

8.05 Dispositions.

Make any Disposition (other than, for the avoidance of doubt, (x) Permitted Transfers, (y) Permitted Licenses, and (z) to the extent constituting Dispositions, Investments permitted by Section 8.02, transactions permitted by Section 8.04, Restricted Payments permitted by Section 8.06, and Permitted Liens, in each case with respect to this clause (z), other than by reference to this Section 8.05 (or any sub-clause hereof)) or by reference to the definition of “Disposition” (or any sub-clause thereof), unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary and (d) the aggregate net book value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate net book value of all assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all other Dispositions occurring during the term of this Agreement does not exceed $5,000,000.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary may make Restricted Payments to any Loan Party;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person; and

(c) the Borrower may make (i) any payment of cash in lieu of a fractional share in accordance with the terms of any indenture governing Convertible Bond Indebtedness and (ii) subject to any subordination provisions applicable thereto (to the extent such Convertible Bond Indebtedness is subordinated to the Obligations), regularly scheduled interest payments and normal course fee payments as and when due in accordance with the terms of any indenture governing Convertible Bond Indebtedness;

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions not prohibited by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (5) subject to Section 7.18, customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10 Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Payment of Other Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary (other than any of the foregoing payments or transactions relating to (x) Indebtedness arising under the Loan Documents, (y) any Convertible Bond Indebtedness arising under the Madryn Convertible Note Documents or (z) Indebtedness permitted by Section 8.03(e) (solely to the extent made with the proceeds of additional issuances of Indebtedness permitted under Section 8.03(e)).

8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Secured Parties under the Loan Documents.

(b) Change its fiscal year.

(c) Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of organization or form of organization.

(d) Make any change in accounting policies or reporting practices, except as required by GAAP.

(e) Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of the Madryn Convertible Note Documents in violation of the terms and provisions of the Madryn Convertible Note Subordination Agreement.

(f) Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of the Permitted Convertible Note Documents in a manner materially adverse to the Administrative Agent or any Lender (in their capacities as such) or in violation of the terms and provisions of the Permitted Convertible Note Subordination Agreement.

8.13 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Permitted Liens.

8.14 Sale and Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15 Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

(b) Directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

8.16 Consolidated Revenues.

(a) Consolidated Revenues. At any time, permit Consolidated Revenues for any applicable four (4) consecutive fiscal quarter period, commencing with the four (4) consecutive fiscal quarter period ending June 30, 2022, to be less than the applicable amount set forth in the table below for any such period.

Four (4) Consecutive Fiscal Quarter Period Ending:	Amount:

June 30, 2022:	$11,030,000
September 30, 2022:	$19,493,000
December 31, 2022:	$30,574,000
March 31, 2023:	$41,140,000
June 30, 2023:	$49,935,000
September 30, 2023:	$55,843,000
December 31, 2023:	$59,190,000
March 31, 2024:	$62,052,000
June 30, 2024:	$65,363,000
September 30, 2024:	$69,743,000
December 31, 2024:	$74,862,000
March 31, 2025:	$80,569,000

June 30, 2025:	$86,647,000
September 30, 2025:	$93,009,000
December 31, 2025:	$99,381,000
March 31, 2026 and each fiscal period ending thereafter:	$106,190,000

(b) Equity Cure Right.

(i) Notwithstanding anything to the contrary contained in Section 8.16(a), in the event that any Loan Party would otherwise be in default of the financial covenant set forth in Section 8.16(a) for any period, on or before the tenth (10th) Business Day subsequent to the due date for delivery of the financial statements for such period pursuant to Section 7.01 (such period, the “Cure Period”), the Borrower shall have the right to issue Qualified Capital Stock for cash in an aggregate amount not to exceed the amount necessary to cure the relevant failure to comply with Section 8.16(a) (such equity contribution, a “Specified Equity Contribution”), and upon the receipt by the Borrower of such Specified Equity Contribution within the Cure Period, the financial covenant set forth in Section 8.16(a) shall be recalculated giving effect to the following pro forma adjustments (collectively, the “Cure Right”):

(A) Consolidated Revenues shall be increased for the most recently completed fiscal quarter (the “Applicable Quarter”) and any period of four consecutive fiscal quarters that includes the Applicable Quarter, solely for the purpose of measuring the financial covenant set forth in Section 8.16(a), and not for any other purpose under this Agreement, by an amount equal to the Specified Equity Contribution; and

(B) If, after giving effect to the foregoing recalculation, the Loan Parties shall then be in compliance with the requirements of the financial covenant set forth in Section 8.16(a), the Loan Parties shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 8.16(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenant set forth in Section 8.16(a) that had occurred shall be deemed cured for the purposes of this Agreement.

(ii) Notwithstanding anything herein to the contrary, (A) the Loan Parties shall provide notice to the Administrative Agent of their intention to exercise the Cure Right no later than the date of delivery of the financial statements evidencing such noncompliance pursuant to Section 7.01, (B) in each four consecutive fiscal quarter period, there shall be a period of at least two (2) fiscal quarters in respect of which no Cure Right is exercised, (C) the Specified Equity Contribution shall be no greater than the amount required for purposes of complying with the financial covenant in Section 8.16(a), (D) the Specified Equity Contribution received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under any covenant in this Agreement, and (E) the Cure Right may be exercised no more than four (4) times during the term of this Agreement.

8.17 Liquidity.

Permit Liquidity, on any date, to be less than (a) for each date occurring prior to the Term C Borrowing, $3,000,000 and (b) for each date occurring on the date of or after the Term C Borrowing, $5,000,000.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee or prepayment premium due hereunder or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Investment Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.02(a), (b), (d), (e), (f), (g), (i) or (j), 7.03(a),

(b) or (c), 7.05(a), 7.10, 7.11, 7.12, 7.14, 7.17, 7.18 or 7.19 or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Investment Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of the Borrower becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Investment Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), but only after the expiration of any grace period applicable thereto, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business (except to the extent that such debts are the subject of bona fide disputes as to liability or amount) or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Investment Documents. Any Investment Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Investment Document; or any Loan Party denies that it has any or further liability or obligation under any Investment Document, or purports to revoke, terminate or rescind any Investment Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(m) Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including the holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n) Material Products. At any time, (i) the FDA shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially adversely modify any approved Required Permit related to any material Product; (ii) any Governmental Authority (other than the FDA) shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially modify any approved Required Permit related to any material Product (in each case, a “Non-FDA Governmental Action”) and, in any such case, Consolidated Revenues shall decrease by greater than twenty percent (20%), as assessed as at the end of each of the four fiscal quarters immediately following such Non-FDA Governmental Action by comparing Consolidated Revenues for the four fiscal quarter period most recently ended prior to such Non-FDA Governmental Action for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) as against Consolidated Revenues for the four fiscal quarter period ending on the applicable date of assessment; or (iii) any Safety Notice is issued or initiated in connection with any material Product after approval by the FDA or any other Governmental Authority and Consolidated Revenues shall decrease by greater than twenty percent (20%), as assessed as at the end of each of the four fiscal quarters immediately following the issuance or initiation of such Safety Notice by comparing Consolidated Revenues for the four fiscal quarter period most recently ended prior to the issuance or initiation of such Safety Notice for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) as against Consolidated Revenues for the four fiscal quarter period ending on the applicable date of assessment; or

(o) Regulatory Matters. Any of the following occurs: (i) the FDA, CMS, EMA or any other Governmental Authority issues a letter or other communication asserting that any Product lacks a Required Permit which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount; (ii) any involuntary or voluntary recall which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount or

(iii) any Loan Party or any Subsidiary enters into a settlement agreement with the FDA, CMS, EMA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of the Threshold Amount; or

(p) Permitted Convertible Note Documents. There occurs an “Event of Default” (or any comparable term) under, and as defined in, any Permitted Convertible Note Document.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts (including any prepayment premium) owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts (including any prepayment premium) as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If the Obligations are accelerated for any reason, the prepayment premium required by Section 2.03(d) will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Loans shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any prepayment premium required by Section 2.03(d) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower and the other Loan Parties agree that it is reasonable under the circumstances currently existing. The prepayment premium required by Section 2.03(d) shall also be payable and any discount on the Loans shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM AND ANY DISCOUNT ON THE LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree that (i) the prepayment premium required by Section 2.03(d) and any discount on the Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the prepayment premium required by Section 2.03(d) and any discount on the Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the prepayment premium required by Section 2.03(d) and any discount on the Loans, (iv) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph and (v) the prepayment premium required by Section 2.03(d) and any discount on the Loans represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any early termination. The Borrower and the other Loan Parties expressly acknowledge that their agreement to pay the prepayment premium required by Section 2.03(d) and any discount on the Loans to the Lenders as herein described is a material inducement to the Lenders to make the Loans hereunder.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and prepayment premium with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Madryn Health Partners, LP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $5,000,000,000), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Sections 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, prepayment premiums, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(v) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(vi) release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone); and

(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, the Administrative Agent and the Borrower may make amendments contemplated by Section 3.05.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such

Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause

(i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay, promptly following written demand therefor, (i) all reasonable and documented fees and expenses incurred by the Administrative Agent and its Affiliates (including the fees and expenses of counsel for the Administrative Agent) on or prior to the Effective Date related to the sourcing, legal due diligence and legal documentation (including, without limitation, this Agreement and the other Investment Documents) for the transactions contemplated hereby (subject to Section 5.01(p) (it being understood and agreed that Section 5.01(p) shall in no event derogate from or diminish the obligations of the Loan Parties to pay fees and expenses of the Administrative Agent and its Affiliates to the extent incurred after the Effective Date)), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent and its respective Affiliates and, if necessary, one local counsel in any relevant jurisdiction) (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict warns the Borrower of such conflict and thereafter retains its own counsel, of one additional firm or counsel for all such affected parties taken as a whole), in connection with the administration of this Agreement and the other Investment Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Investment Documents, including its rights under this Section 11.04 or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal counsel, to the reasonable fees, disbursements and other charges of one firm of counsel for the Indemnitees (taken as a whole), and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all such Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional firm of counsel (and one firm of local counsel in each appropriate jurisdiction) for all such affected Indemnitees taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Investment Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Investment Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, (x) as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any Related Indemnified Party of such Indemnitee) or (B) result from a claim brought by any Loan Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (y) be available to the extent that such losses, claims, damages, liabilities or related expenses arise solely from a dispute solely among Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as an agent or any similar role under this Agreement or any Loan Document) that does not involve any act or omission by the Borrower or any of its Affiliates. This clause (b) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages)

arising out of, in connection with, or as a result of, this Agreement, any other Investment Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Investment Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender (other than any Defaulting Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments under any Facility and the Loans at the time owing to it (in each case with respect to any Facility)); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment with respect to any Facility and/or the Loans with respect to any Facility at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans with respect to such Facility of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.04 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.04 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.02 and 11.13 as if it were an assignee under paragraph (b) of this Section 11.06; and (B) shall not be entitled to receive any greater payment under Sections 3.01 with respect to any participation, than its participating Lender would have been entitled to receive except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.13 with respect to any Participant. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register

(including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Investment Document or any action or proceeding relating to this Agreement or any other Investment Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee and its limited partners (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary; provided, that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Investment Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Investment Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Investment Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.03, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a) such Lender shall have received payment of an amount equal to one hundred percent (100%) of (x) the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than prepayment premium) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (y) the prepayment premium required by Section 2.03(d) from the Borrower, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Loans on the effective date of such assignment;

(b) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(c) such assignment does not conflict with applicable Laws; and

(d) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS (EXCEPT, AS TO ANY OTHER INVESTMENT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (EXCEPT, AS TO ANY OTHER INVESTMENT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (OTHER THAN WITH RESPECT TO ANY INVESTMENT DOCUMENT TO THE EXTENT EXPRESSLY SET FORTH THEREIN) OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, IN EACH CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE

COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER INVESTMENT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering laws, rules and regulations, including the Act.

11.18 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Investment Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Investment Documents; (b)(i) the Administrative Agent, each Lender and each of their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent, any Lender nor any of their respective Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Investment Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, any Lender or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Investment Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Investment Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(d) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(e) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Investment Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	INTUITY MEDICAL, INC.,
a Delaware corporation

	By:	/s/ Emory Anderson
	Name:	Emory Anderson
	Title:	President; Chief Executive Officer

INTUITY MEDICAL, INC.

CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	MADRYN HEALTH PARTNERS, LP,
a Delaware limited partnership

	By:	MADRYN HEALTH ADVISORS, LP,
its General Partner

		By:	MADRYN HEALTH ADVISORS GP, LLC,
its General Partner

			By:	/s/ Avinash Amin
			Name:	Avinash Amin
			Title:	Member

INTUITY MEDICAL, INC.

CREDIT AGREEMENT

LENDERS:	MADRYN HEALTH PARTNERS, LP,
a Delaware limited partnership

	By:	MADRYN HEALTH ADVISORS, LP,
its General Partner

		By:	MADRYN HEALTH ADVISORS GP, LLC,
its General Partner

			By:	/s/ Avinash Amin
			Name:	Avinash Amin
			Title:	Member

MADRYN HEALTH PARTNERS (CAYMAN MASTER), LP

By: MADRYN HEALTH ADVISORS, LP,
its General Partner

By: MADRYN HEALTH ADVISORS GP,
LLC,
its General Partner

			By:	/s/ Avinash Amin
			Name:	Avinash Amin
			Title:	Member

INTUITY MEDICAL, INC.

CREDIT AGREEMENT

EXHIBIT A

FORM OF LOAN NOTICE

Date: [_____________], 20[__]

To:	Madryn Health Partners, LP, as Administrative Agent

Re:

Credit Agreement dated as of May 24, 2021 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among Intuity Medical, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and Madryn Health Partners, LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Borrowing of [Term A Loans] [Term B Loans][Term C Loans]1

1.	on [the Effective Date]2 [_______________, 20__] (which is a Business Day)

2.	in the principal amount of $_____________________.

[The Borrower hereby represents and warrants that each of the conditions set forth in Sections 5.01, 5.02(a), 5.02(b) and 5.02(c) of the Credit Agreement has been satisfied on and as of the date of such Borrowing.]3

[The Borrower hereby represents and warrants that each of the conditions set forth in Sections 5.02(a), 5.02(b) and 5.02(c) of the Credit Agreement has been satisfied on and as of the date of such Borrowing.] 4

INTUITY MEDICAL, INC., a Delaware corporation

By:
Name:
Title:

[1]	Select appropriate tranche.
[2]	For Term A Loans only.
[3]	For use with the Borrowing of Term A Loans only. Use bracketed language below for all Borrowings after the Effective Date.
[4]	To be included for Term B Loans or Term C Loans only.

EXHIBIT B-1

FORM OF TERM A NOTE

__________, 20__

[THIS TERM A NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS TERM A NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: [________________________]]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to [____________________] or registered assigns (the “Lender”), in accordance with the provisions of the C redit Agreement (as hereinafter defined), the principal amount of the Term A Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of May 24, 2021 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and Madryn Health Partners, LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term A Loan made by the Lender from the Effective Date until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest (except as and to the extent set forth to the contrary in Section 2.06(c) of the Credit Agreement with respect to payments of PIK Period Paid-in-Kind Interest) shall be made to the Lender in Dollars in immediately available funds at the Lending Office of the Lender or as otherwise directed by the Lender. With respect to payment of PIK Period Paid-in-Kind Interest as contemplated by Section 2.06(c) of the Credit Agreement, such payments of PIK Period Paid-in-Kind Interest shall be made as described in such section. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term A Note is one of the Term A Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in and subject to the Credit Agreement. The Term A Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of the Term A Loan made by the Lender and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term A Note.

This Term A Note may only be transferred in accordance with the limitations and restrictions set forth in the Credit Agreement. THIS TERM A NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Term A Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

INTUITY MEDICAL, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT B-2

FORM OF TERM B NOTE

__________, 20__

[THIS TERM B NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS TERM B NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: [________________________]]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to [_____________________] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term B Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of May 24, 2021 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and Madryn Health Partners, LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term B Loan made by the Lender from the date of such Term B Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest (except as and to the extent set forth to the contrary in Section 2.06(c) of the Credit Agreement with respect to payments of PIK Period Paid-in-Kind Interest) shall be made to the Lender in Dollars in immediately available funds at the Lending Office of the Lender or as otherwise directed by the Lender. With respect to payment of PIK Period Paid-in-Kind Interest as contemplated by Section 2.06(c) of the Credit Agreement, such payments of PIK Period Paid-in-Kind Interest shall be made as described in such section. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term B Note is one of the Term B Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term B Note shall become, or may be declared to be, immediately due and payable all as provided in and subject to the Credit Agreement. The Term B Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B Note and endorse thereon the date, amount and maturity of the Term B Loan made by the Lender and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term B Note.

This Term B Note may only be transferred in accordance with the limitations and restrictions set forth in the Credit Agreement. THIS TERM B NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Term B Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

INTUITY MEDICAL, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT B-3

FORM OF TERM C NOTE

__________, 20__

[THIS TERM C NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS TERM C NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: [________________________]]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to [_____________________] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term C Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of May 24, 2021 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and Madryn Health Partners, LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term C Loan made by the Lender from the date of such Term C Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest (except as and to the extent set forth to the contrary in Section 2.06(c) of the Credit Agreement with respect to payments of PIK Period Paid-in-Kind Interest) shall be made to the Lender in Dollars in immediately available funds at the Lending Office of the Lender or as otherwise directed by the Lender. With respect to payment of PIK Period Paid-in-Kind Interest as contemplated by Section 2.06(c) of the Credit Agreement, such payments of PIK Period Paid-in-Kind Interest shall be made as described in such section. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term C Note is one of the Term C Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term C Note shall become, or may be declared to be, immediately due and payable all as provided in and subject to the Credit Agreement. The Term C Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term C Note and endorse thereon the date, amount and maturity of the Term C Loan made by the Lender and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term C Note.

This Term C Note may only be transferred in accordance with the limitations and restrictions set forth in the Credit Agreement. THIS TERM C NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Term C Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

INTUITY MEDICAL, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) dated as of [_____________], 20[__] is by and between [__________], a [__________] (the “New Subsidiary”), and Madryn Health Partners, LP, in its capacity as Administrative Agent under that certain Credit Agreement dated as of May 24, 2021 (as amended, modified, restated, supplemented or extended from time to time, “Credit Agreement”) among Intuity Medical, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and Madryn Health Partners, LP, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Secured Parties:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, effective as of the date of this Agreement, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Secured Party and the Administrative Agent, as provided in Article IV of the Credit Agreement, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby acknowledges, agrees and confirms that, effective as of the date of this Agreement, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations.

3. The New Subsidiary hereby acknowledges, agrees and confirms that, effective as of the date of this Agreement, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Equity Interests identified on Schedule 6 hereto and all other Pledged Collateral (as defined in the Pledge Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations.

4. The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that:

(a) The New Subsidiary’s exact legal name and state of organization are as set forth on the signature pages hereto.

(b) The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.

(c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of organization, been party to a merger, consolidation or other change in structure in the five years preceding the date hereof.

(d) Schedule 3 hereto sets forth a complete and accurate list of the following as of the date hereof: (i) all Copyrights and all Trademarks of the New Subsidiary that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Patent and Trademark Office or the United States Copyright Office or with any other Governmental Authority (or comparable organization or office established pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights and Trademarks, (ii) all Patents of the New Subsidiary that are issued, or in respect of which an application has been filed or recorded, with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Patents, (iii) all Domain Names owned by the New Subsidiary or which the New Subsidiary is licensed, authorized or otherwise granted rights under or to, or owned by a Person on behalf of the New Subsidiary, together with relevant identifying information with respect to such Domain Names, (iv) all material Proprietary Software of the New Subsidiary, (v) each Copyright License, each Patent License and each Trademark License of the New Subsidiary and (vi) each item of Material IP Rights of the New Subsidiary, in each case of the foregoing clauses (i) through (vi), that (A) is owned by the New Subsidiary or (B) constitutes Material IP Rights and is being licensed to the New Subsidiary. As of the date hereof, none of the IP Rights of the New Subsidiary is subject to any license grant by the New Subsidiary or similar arrangement, except license grants between the Loan Parties or as set forth on Schedule 3 hereto.

(e) Schedule 4 hereto includes all Commercial Tort Claims (as defined in the Security Agreement) with a value in excess of $250,000 before any Governmental Authority by or in favor of the New Subsidiary.

(f) Schedule 5 hereto lists all real property that is owned or leased by the New Subsidiary as of the date hereof, together with a designation of each real property that is Excluded Property and a designation as to whether such real property is owned or leased.

(g) Schedule 6 hereto is a complete and accurate list as of the date hereof of each Subsidiary of the New Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) the certificate number(s) of the certificates evidencing such Equity Interests, if certificated, and number and percentage of outstanding shares of each class owned (directly or indirectly) by the New Subsidiary of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

(h) Schedule 7 hereto is a complete and accurate list as of the date hereof of any (i) collective bargaining agreements or other labor agreements covering any employees of the New Subsidiary, (ii) agreements regarding the New Subsidiary, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (iii) real estate leases, licenses of IP Rights or other lease or license agreements to which the New Subsidiary is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf’ products), (iv) customer or supply agreements to which the New Subsidiary is a party, in each case with respect to the preceding clauses (ii), (iii), and (iv) requiring payment of more than $500,000 in any year or (v) any other agreements or instruments to which the New Subsidiary is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect.

5. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

6. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Secured Parties of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

7. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY], a [__] [__]

By:
Name:
Title:

Acknowledged and accepted:

MADRYN HEALTH PARTNERS, LP,
a Delaware limited partnership

By:	MADRYN HEALTH ADVISORS, LP,
its General Partner

	By:	MADRYN HEALTH ADVISORS GP, LLC,
its General Partner

By:
Name:
Title:

Schedule 1

Taxpayer Identification Number; Organization Number

Schedule 2

Changes in Legal Name or State of Organization;

Mergers, Consolidations and other Changes in Structure

Schedule 3

IP Collateral

Schedule 4

Commercial Tort Claims

Schedule 5

Real Property

Schedule 6

Equity Interests

Schedule 7

Material Contracts

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount[s] and equal to the percentage interest[s] identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee:
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Intuity Medical, Inc., a Delaware corporation

4.	Administrative Agent:	Madryn Health Partners, LP

5.	Credit Agreement:	Credit Agreement dated as of May 24, 2021 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among Intuity Medical, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and the Administrative Agent.

6.	Assigned Interest:

Facility Assigned[5]	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned[6]	Percentage Assigned of Commitment/ Loans[7]

7.	Trade Date:

8.	Effective Date:

[Signature Pages Follow]

[5]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term A Loan”, “Term A Commitment”, “Term B Loan”, “Term B Commitment”, “Term C Loan”, “Term C Commitment”, etc.).

[6]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][8] Accepted:

MADRYN HEALTH PARTNERS, LP,
a Delaware limited partnership, as Administrative Agent

By:	MADRYN HEALTH ADVISORS, LP,
its General Partner

	By:	MADRYN HEALTH ADVISORS GP, LLC, its General Partner

By:
Name:
Title:

[Consented to:][9]

INTUITY MEDICAL, INC., a Delaware corporation

By:
Name:
Title:

[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[9]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Assignor shall not receive any accrued, but not yet capitalized PIK Period Paid-in-Kind Interest existing as of the Effective Date and such interest shall be capitalized on the next Interest Payment Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: [__________], 20[__]

To: Madryn Health Partners, LP, as Administrative Agent

Re:

Credit Agreement dated as of May 24, 2021 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among Intuity Medical, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and Madryn Health Partners, LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the [Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Treasurer, Assistant Treasurer or Controller] of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for financial statements delivered pursuant to Section 7.01(a) of the Credit Agreement:]

[1. The Borrower has delivered to the Administrative Agent (by any method of delivery permitted pursuant to the paragraph preceding the last paragraph of Section 7.02 of the Credit Agreement) the year-end audited financial statements of the Borrower and its Subsidiaries required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section.]

[Use following paragraph 1 for financial statements delivered pursuant to Section 7.01(b) of the Credit Agreement:]

[1. The Borrower has delivered to the Administrative Agent (by any method of delivery permitted pursuant to the paragraph preceding the last paragraph of Section 7.02 of the Credit Agreement) the unaudited financial statements of the Borrower and its Subsidiaries required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a reasonably detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by the attached financial statements.

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all of their respective obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to them, and no Default has occurred and is continuing.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and calculations set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

5. Attached hereto as Schedule 2 is a supplement setting forth information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by the financial statements delivered in connection herewith.

6. Attached hereto as Schedule 3 is (i) a list of (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since [the Effective Date] [the date of the prior Compliance Certificate], (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since [the Effective Date] [the date of the prior Compliance Certificate], (C) all Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Loan Party since [the Effective Date] [the date of the prior Compliance Certificate] and (D) such supplements to Schedules 6.17 of the Credit Agreement as are necessary to cause such Schedules to be true and complete as of the date of this Compliance Certificate and (ii) the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by the financial statements delivered in connection herewith.

[7. Attached hereto as Schedule 4 is a copy of management’s discussion and analysis with respect to the financial statements delivered in connection herewith.]10

[SIGNATURE PAGES FOLLOW]

[10]	To be added only in connection with the financial statements referred to in Section 7.01(a) of the Credit agreement and only if such MD&A was otherwise prepared for such period.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of __________, 20__.

INTUITY MEDICAL, INC., a Delaware corporation

By:
Name:
Title:

Schedule 1

1. Consolidated Revenues.

A. Consolidated Revenues for the applicable period:

	i.	Revenues that, as determined and reported in accordance with GAAP, would be classified as net revenue [11]:	$

	ii.	upfront payments, milestones, and other similar one-time payments received by the Borrower or any of its Subsidiaries that are not related to the sale of products or services:	$

B. (A)(i) - (A)(ii)			$

Amount required by Section 8.16 of the Credit Agreement for such four consecutive fiscal quarter period:			$

Compliance:			[Yes] [No]

[11]

Consolidated Revenues shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

2.	Liquidity.

	Liquidity as of the date of this Compliance Certificate:	$

Minimum Amount required by Section 8.17 of the Credit Agreement:		$

Compliance:		[Yes] [No]

Schedule 2

Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions

Schedule 3

IP Schedule Updates; Insurance Binders

[Schedule 4

MD&A]

EXHIBIT F

FORM OF WARRANT

(see attached)

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

WARRANT AGREEMENT

To Purchase Shares of Capital Stock of

INTUITY MEDICAL, INC.

Dated as of May 24, 2021 (the “Effective Date”)

WHEREAS, Intuity Medical, Inc., a Delaware corporation, has entered into a Credit Agreement dated as of May 24, 2021 (the “Credit Agreement”) with, among others, [Madryn Health Partners, LP / Madryn Health Partners (Cayman Master), LP] (the “Warrantholder”); and

WHEREAS, the Company (as defined below) desires to grant to the Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Credit Agreement, the right to purchase shares of Capital Stock (as defined below, and subject to adjustment as set forth in Section 8) pursuant to this Warrant Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Credit Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and the Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE CAPITAL STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, an aggregate number of fully paid and non-assessable shares of the Capital Stock equal to the quotient derived by dividing (a) the Warrant Coverage (as defined below) by (b) the Exercise Price (defined below). The Exercise Price and type of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Capital Stock” means Common Stock or Preferred Stock of the Company for which this Warrant is exercisable, as contemplated in the definition of “Exercise Price” and determined in accordance with Section 8. In the event the Company enters into a SPAC Transaction, the common stock of the SPAC that becomes the successor or the parent of the Company shall be substituted for Capital Stock of the Company.

“Charter” means the Company’s Sixteenth Amended and Restated Certificate of Incorporation, as amended to date and as may be amended from time to time.

“Common Stock” means the Company’s Common Stock, $0.001 par value per share, and, to the extent provided in Sections 8(a) through 8(c), any other stock into or for which such Common Stock may be converted or exchanged.

“Company” means Intuity Medical, Inc., a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a).

“Equity Round” means any non-public offering of equity securities by the Company, after the Effective Date but prior to the consummation of an Initial Public Offering or a SPAC Transaction, in a transaction or series of related transactions principally for equity financing purposes in which cash is received by the Company and/or debt of the Company is cancelled or converted in exchange for equity securities of the Company.

“Exercise Price” means (i) if the Next Round occurs prior to an Initial Public Offering or a SPAC Transaction, the lowest price per share paid by investors for Preferred Stock in the Next Round multiplied by 0.80, (ii) if an Initial Public Offering or a SPAC Transaction occurs, the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the Initial Public Offering or the lowest price per share of the common stock of the SPAC that becomes the parent or the successor of the Company that is offered to other investors (including the Company’s existing stockholders or other investors participating in any private investment in public equity (“PIPE”) transaction in connection with such SPAC Transaction) in the SPAC Transaction, as the case may be, multiplied by 0.80, and (iii) in the case of a Merger Event prior to an Initial Public Offering, a SPAC Transaction or a Next Round, the lowest price per share paid by the purchasers of the New Series C-1 Convertible Participating Preferred Stock, in each case subject to adjustment pursuant to Section 8.

“Initial Public Offering” means the initial underwritten public offering of the Common Stock pursuant to a registration statement under the Act, which registration statement has been declared effective by the SEC.

“Marketable Securities” in connection with a Merger Event means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, the “1934 Act”), and is then current in its filing of all required reports and other information under the Act and the 1934 Act; (ii) the class and series of shares or other security of the issuer that would be received by the Warrantholder in connection with the Merger Event were the Warrantholder to exercise this Warrant on or prior to the closing thereof is then traded on New York Stock Exchange, the NYSE Alternext, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market and (iii) following the closing of such Merger Event, the Warrantholder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Warrantholder in such Merger Event were the Warrantholder to exercise this Warrant in full on or prior to the closing of such Merger Event, except to the extent that any such restriction arises solely under federal or state securities laws, rules or regulations.

“Merger Event” means the consolidation or merger of the Company with or into any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Company in a different jurisdiction) in which the stockholders of the Company immediately prior to such consolidation or merger do not own a majority of the voting power of the Company or the surviving corporation immediately after such consolidation or merger, or any transaction or series of related transactions to which the Company is a party in which a majority of the Company’s voting power is transferred (for clarity, a bona fide equity financing transaction or series of related transactions of the Company for capital raising purposes shall not constitute such a transfer), or the sale, exclusive license, lease, abandonment, transfer or other disposition by the Company of all or substantially all its assets; provided that a Merger Event shall not include a SPAC Transaction.

“Next Round” means the next Equity Round in which the Company issues and sells shares of its preferred stock and any options, warrants, rights or other securities that are exercisable, convertible or exchangeable into, or otherwise provide the right to purchase or acquire shares of such preferred stock.

“Preferred Stock” means, (a) in the case of a Merger Event prior to an Initial Public Offering, a SPAC Transaction or a Next Round, the New Series C-1 Convertible Participating Preferred Stock or (ii) following the Next Round, the class and series of the preferred stock of the Company issued in the Next Round, and, to the extent provided in Sections 8(a) through 8(c), any other stock into or for which such preferred stock may be converted or exchanged.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Capital Stock (subject to adjustment pursuant to Section 8) requested to be exercised under this Warrant pursuant to such exercise.

“SEC” means the Securities and Exchange Commission.

“SPAC” means a special purpose acquisition company, blank check company or similar entity incorporated, formed or otherwise organized for the purpose of effecting a business combination with one or more businesses or entities.

“SPAC Transaction” means a business combination transaction in which a SPAC is the parent or the successor of the Company following the transaction and in which the stockholders of the Company receive shares of common stock of the SPAC that are listed on a nationally recognized stock exchange and/or other forms of cash or non-cash consideration.

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“Warrant Coverage” means $[1,110,000/1,890,000]1 / $[370,000/630,000]2.

SECTION 2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Capital Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period ending seven years after the Effective Date.

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three business days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Capital Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares or the amount of the Warrant Coverage which remain subject to future exercises, if any.

The Purchase Price may be paid at the Warrantholder’s election either (a) by cash or check, or (b) by surrender of all or a portion of the Warrant for shares of Capital Stock to be exercised under this Warrant and, if applicable, an amended Warrant representing the remaining number of shares or the amount of the Warrant Coverage purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Capital Stock in accordance with the following formula:

X=	Y(A-B)
A

Where:	X	=	the number of shares of Capital Stock to be issued to the Warrantholder.
	Y	=	the number of shares of Capital Stock requested to be exercised under this Warrant (inclusive of shares of Capital Stock surrendered to the Company in payment of the aggregate Exercise Price in connection with a Net Issuance).
	A	=	the fair market value of one share of Capital Stock at the time of issuance of such shares of Capital Stock.
	B=		the Exercise Price.

For purposes of the above calculation, if the Common Stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and this Warrant is then exercisable for Common Stock, the fair market value of a share shall be the closing price or last sale price of a share of Common Stock reported for the business day immediately before the date on which the Warrantholder delivers the Warrant together with its Notice of Exercise to the Company. If the Common Stock is then traded in a Trading Market and this Warrant is then exercisable for Preferred Stock, the fair market value of a share shall be the closing price or last sale price of a share of the Common Stock reported for the business day immediately before the date on which the Warrantholder delivers the Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Common Stock into which a share of such Preferred Stock is then convertible. If the Common Stock is not traded in a Trading Market, the Company’s Board of Directors shall determine the fair market value of a share in its reasonable good faith judgment taking into account the independent appraisal of the fair market value of the Capital Stock as of the most recent fiscal quarter end. Notwithstanding the forgoing, if the determination of fair market value per share is in connection with (a) a Merger Event, then the fair

[1]	NTD: Split for the Effective Date Warrants.
[2]	NTD: Split for the Additional Term B Warrants and Additional Term C Warrants.

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market value per share shall be the value to be realized in such pending transaction per share of applicable Capital Stock (including any contingent consideration receivable in connection therewith), (b) a SPAC Transaction, then the fair market value per share shall be the highest price per share of the common stock of the SPAC that becomes the parent or the successor of the Company that is offered to other investors (including the Company’s existing stockholders or other investors participating in any PIPE transaction in connection with such SPAC Transaction) in the SPAC Transaction, or (c) an Initial Public Offering, and if the Company’s registration statement reflecting such public offering has been declared effective by the SEC, then the fair market value per share shall be the initial “Price to Public” per share specified in the final prospectus with respect to the offering.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining amount of the Warrant Coverage or number of shares and/or other securities purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all shares of Capital Stock subject hereto, and if the fair market value of one share of the Capital Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised by a Net Issuance pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Capital Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Capital Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4. RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Capital Stock to provide for the exercise of the rights to purchase Capital Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the shares of Preferred Stock issuable hereunder.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the then fair market value of one share of Capital Stock.

SECTION 6. NO RIGHTS AS STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of the Warrant under this Agreement.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. The Warrantholder’s initial address, for purposes of such registry, is set forth below the Warrantholder’s signature on this Agreement. The Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Capital Stock purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event.

(i) If at any time there shall be Merger Event prior to an Initial Public Offering, a SPAC Transaction or a Next Round, then the Warrantholder’s purchase rights pursuant to this Agreement shall be converted into the right to receive, upon exercise of this Warrant, the number

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of shares of the New Series C-1 Convertible Participating Preferred Stock equal to the Warrant Coverage divided by the Exercise Price.

(ii) As a part of a Merger Event at any time, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Warrant, the number of shares of Preferred Stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Warrant immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors and reasonably acceptable to the Warrantholder) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible.

(iii) Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement; provided that the foregoing assumption requirement shall not apply if the consideration to be paid for or in respect of the outstanding shares of Capital Stock in such Merger Event consists solely of cash and/or Marketable Securities (a “Liquid Sale”), in which case this Warrant shall, upon the closing of such Liquid Sale, automatically and without further action on the part of any party or other person, represent the right to receive, in lieu of the shares of Capital Stock that are issuable hereunder as of immediately prior to the closing of such Liquid Sale, the consideration payable on or in respect of such shares of Capital Stock, or other capital stock of the Company for which this Warrant is then exercisable, in such Liquid Sale less the Purchase Price for all such shares of Capital Stock, such consideration to include both the consideration payable at the closing of such Liquid Sale and any deferred consideration payable on or in respect of such shares of Capital Stock thereafter, if any, including, but not limited to, payments of amounts deposited at such closing into escrow and payments in the nature of earn-outs, milestone payments or other performance-based payments, and such consideration shall become payable to the Warrantholder as and when it is paid to the holders of the outstanding shares of Capital Stock (such aggregate consideration, the “Aggregate Liquid Sale Consideration”); provided, further, that in connection with a Liquid Sale where the Aggregate Liquid Sale Consideration would be less than the aggregate Exercise Price in effect immediately prior to the consummation of such Liquid Sale, then this Agreement will automatically expire effective as of immediately prior to the consummation of such Liquid Sale. In connection with a Merger Event and upon the Warrantholder’s written election to the Company, the Company shall cause this Agreement to be exchanged for the consideration that the Warrantholder would have received if the Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b) Initial Public Offering. In the event of an Initial Public Offering, the Warrantholder’s purchase rights pursuant to this Agreement shall be converted into the right to receive, upon exercise of this Warrant, the number of shares of Common Stock equal to the Warrant Coverage divided by the Exercise Price.

(c) SPAC Transaction. In the event of a SPAC Transaction, the Warrantholder’s purchase rights pursuant to this Agreement shall be converted into the right to receive, upon exercise of this Warrant, the number of shares of common stock of the SPAC that becomes the parent or the successor of the Company equal to the Warrant Coverage divided by the Exercise Price. In any such case, appropriate adjustment (as determined in good faith by the board of directors of such SPAC and as reasonably satisfactory to the Warrantholder) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Warrantholder after such SPAC Transaction, to the end that the provisions of this Warrant after such SPAC Transaction (including adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to shares of common stock of such SPAC thereafter acquirable upon exercise of such

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purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible. The Company shall not effect any such SPAC Transaction unless the relevant SPAC shall agree to assume, prior to or simultaneously with the consummation thereof, (i) the obligation to deliver to the Warrantholder, such shares of common stock of such SPAC as, in accordance with the foregoing provisions, the Warrantholder may be entitled to acquire pursuant to the exercise of this Warrant, and (ii) the other obligations of the Company under this Warrant.

(d) Reclassification of Shares. Except for a Merger Event, an Initial Public Offering and a SPAC Transaction subject to Sections 8(a), 8(b), 8(c) and 8(h), if the Company at any time shall, by combination, reclassification, exchange, conversion or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, conversion, subdivision or other change. The provisions of this Section 8(d) shall similarly apply to any successive combination, reclassification, exchange, conversion, subdivision or other change.

(e) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Capital Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased.

(f) Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the Capital Stock payable in Capital Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Capital Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Capital Stock outstanding immediately after such dividend or distribution; or

(ii) make any other dividend or distribution with respect to Capital Stock (or stock into which the Capital Stock is convertible), except any dividend or distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Capital Stock (or other stock for which the Capital Stock is convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such dividend or distribution.

(g) Antidilution Rights. Additional antidilution rights applicable to the Preferred Stock purchasable hereunder, if applicable, are as set forth in the Charter and shall be applicable with respect to the Preferred Stock issuable hereunder (for the avoidance of doubt, any waivers of antidilution adjustments with respect to the Preferred Stock effected from time to time in accordance with the terms of the Charter shall be applicable with respect to the Preferred Stock issuable hereunder). The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter applicable to the Preferred Stock or any other securities for which this Warrant shall then be exercisable; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Preferred Stock as of the Effective Date unless such amendment, modification or waiver applies to all then outstanding shares of Preferred Stock in the same manner. For the avoidance of doubt, there shall be no duplicate antidilution adjustment pursuant to this subsection (g), the foregoing subsection (f) and the Charter.

(h) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities (including rights to acquire securities other than pursuant to contractual rights under the Rights Agreement (as defined below), as the same may be amended and/or restated from time to time); (ii) the Company shall effect any reclassification of the Preferred Stock or Common Stock; (iii)

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the Company shall effect any recapitalization, subdivision or combination of Capital Stock or other capital reorganization; (iv) there shall be a Merger Event; (v) there shall be an Initial Public Offering; (vi) there shall be a SPAC Transaction; or (vii) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least 15 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or distribution (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, SPAC Transaction, dissolution, liquidation or winding up; (B) in the case of the matters referred to in clauses (ii) and (iii) above or any Merger Event, SPAC Transaction, or dissolution, liquidation or winding up, at least 15 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Capital Stock shall be entitled to exchange their Capital Stock for securities or other property deliverable upon such Merger Event, SPAC Transaction, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least 15 days’ written notice prior to the effective date of the registration statement in connection therewith.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in accordance with Section 14(e).

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Capital Stock. The Common Stock issuable upon exercise of this Warrant is, and, if applicable, the Preferred Stock is or will be, as the case may be, upon exercise of the Warrantholder’s rights, duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Capital Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws and pursuant to any agreements, including the Stockholder Agreements (as defined below), that the Warrantholder may become a party to in connection with such exercise. The Company has made available to the Warrantholder true, correct and complete copies of that certain Eleventh Amended and Restated Investors’ Rights Agreement by and among the Company and the other parties thereto, as amended (the “Rights Agreement”), that certain Tenth Amended and Restated Voting, Right of First Refusal and Co-Sale Agreement by and among the Company and the other parties thereto, as amended (the “ROFR Agreement” and together with the Rights Agreement, the “Stockholder Agreements”), its Charter and current bylaws. The issuance of certificates for shares of Capital Stock upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Capital Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to the Warrantholder of the right to acquire the shares of Capital Stock and, in the case of Preferred Stock, the Common Stock into which it may be converted, have been (or, in the case of Preferred Stock other than the New Series C-1 Convertible Participating Preferred Stock, have been or will be in connection with the Next Round) duly authorized by all necessary corporate action on the part of the Company. This Agreement: (i) does not violate the Charter or the Company’s current bylaws; (ii) does not contravene any law or governmental rule, regulation or order applicable to the Company; and (iii) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which the Company is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application affecting enforcement of creditors’ rights generally.

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(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities. All issued and outstanding shares of Common Stock, Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock, Preferred Stock and any other securities were issued in full compliance with all federal and state securities laws. In addition, as of the date immediately preceding the date of this Agreement:

(i) The authorized capital of the Company consists of (A) 1,300,000,000 shares of Common Stock, of which 172,464,420 shares are issued and outstanding, (B) 111,556,618 shares of New Series A Convertible Participating Preferred Stock, of which 111,556,618 shares are issued and outstanding and are convertible into an aggregate of 111,556,618 shares of Common Stock at $0.237 per share, (C) 114,541,708 shares of New Series A-1 Convertible Participating Preferred Stock, of which 114,541,708 shares are issued and outstanding and are convertible into an aggregate of 114,541,708 shares of Common Stock at $0.237 per share, (D) 252,791,726 shares of New Series B Convertible Participating Preferred Stock, of which 252,791,726 shares are issued and outstanding and are convertible into an aggregate of 252,791,726 shares of Common Stock at $0.2247 per share; (E) 289,274,585 shares of New Series B-1 Convertible Participating Preferred Stock, of which 231,419,667 shares are issued and outstanding and are convertible into an aggregate of 231,419,667 shares of Common Stock at $0.2247 per share; (F) 112,533,204 shares of New Series C Convertible Participating Preferred Stock, of which 14,043 shares are issued and outstanding and are convertible into an aggregate of 14,043 shares of Common Stock at $0.2696 per share; and (G) 54,380,742 shares of New Series C-1 Convertible Participating Preferred Stock, of which 21,496,661 shares are issued and outstanding and are convertible into an aggregate of 21,496,661 shares of Common Stock at $0.2696 per share.

(ii) The Company has reserved 153,909,611 shares of Common Stock for issuance under its Stock Option Plan(s), under which options to purchase 2,263,096 shares of Common Stock are outstanding. There are no other options, warrants, conversion privileges or, except as set forth in the ROFR Agreement, other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company.

(iii) No stockholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock under the Charter. Certain stockholders of the Company have preemptive rights to purchase new issuances of the Company’s capital stock or other securities under the ROFR Agreement.

(e) Registration Rights. The Company agrees that the shares of Common Stock issued and issuable upon exercise of this Warrant, or, if applicable, conversion of the shares of Preferred Stock issued and issuable upon exercise of this Warrant, shall have the “Piggyback” and S-3 registration rights pursuant to and subject to the obligations of the holders of registrable securities set forth in the Rights Agreement, as the same may be amended and/or restated from time to time, on a pari passu basis with the holders of outstanding shares of Preferred Stock who are parties thereto. The provisions set forth in the Rights Agreement relating to such registration rights in effect as of the Effective Date may not be amended, modified or waived without the prior written consent of the Warrantholder unless such amendment, modification or waiver affects the rights associated with the shares of Preferred Stock issued and issuable upon exercise hereof in substantially the same manner as such amendment, modification or waiver generally affects the rights associated with all outstanding shares of Preferred Stock whose holders are parties thereto.

(f) Other Commitments to Register Securities. Except as set forth in this Agreement, the Rights Agreement and outstanding warrants to purchase shares of capital stock of the Company, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Capital Stock upon exercise of this Warrant, and, if applicable, the issuance of the Common Stock upon conversion of the Preferred Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(a)(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

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(h) Financial Statements. Following the Effective Date, the Warrantholder shall be entitled to the same financial statements and inspection rights as a “Significant Holder” under Sections 2.4 and 2.5 of the Rights Agreement.

(i) Joinder. Upon the exercise of this Warrant (in whole or in part), the Warrantholder may elect, and the Company hereby agrees to cause the Warrantholder, to become a party to the Stockholder Agreements as a Holder or Preferred Stock Holder thereunder, as applicable, with such rights and obligations of the holders of the applicable Capital Stock thereunder.

(j) Certain Amendments. The Company shall not adopt any amendment or modification of the Charter or any Stockholder Agreement that would disproportionately, uniquely and adversely affect the Warrantholder (in its capacity solely as a holder of this Warrant) relative to the holders of the Capital Stock without written consent of the Warrantholder, it being understood that (i) the creation of any new series or class of Capital Stock and (ii) any amendment, modification, termination, or waiver of the Charter or any Stockholder Agreement that applies to all applicable parties to such applicable agreement in the same fashion shall not be deemed to disproportionately, uniquely and adversely affect the Warrantholder.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. The right to acquire Capital Stock is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Capital Stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

(b) Private Issue. The Warrantholder understands (i) that the Capital Stock issuable upon exercise of this Warrant is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the 1934 Act, or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Capital Stock pursuant to this Agreement or (ii) the Capital Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Preferred Stock or (B) Capital Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor. The Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

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SECTION 11. TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12. NO IMPAIRMENT.

The Company will not, by amendment of its Charters or Stockholder Agreements or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including without limitation the adjustments required under Section 8 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights of the Warrantholder against dilution or other impairment. Without limiting the generality of the foregoing and notwithstanding any other provision of this Warrant to the contrary (including by way of implication), subject to Section 9(a), the Company will take all such action as may be necessary or appropriate so that the Company may validly and legally issue shares of the Capital Stock upon the exercise of this Warrant.

SECTION 13. MARKET STAND-OFF.

To the extent requested by the Company or an underwriter of securities of the Company, the Warrantholder and any permitted transferee thereof shall not, without the prior written consent of the managing underwriters in an Initial Public Offering, offer, sell, make any short sale of, grant or sell any option for the purchase of, lend, pledge, otherwise transfer or dispose of (directly or indirectly), enter into any swap, hedging transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership (whether any such transaction is described above or is to be settled by delivery of this Agreement, any securities issued upon exercise of this Agreement (collectively, the “Securities”) or other securities, in cash, or otherwise), any Securities or other shares of stock of the Company then owned by the Warrantholder or any transferee thereof, or enter into an agreement to do any of the foregoing, for up to 180 days following the effective date of the registration statement filed under the Act for the Initial Public Offering; provided that all officers and directors of the Company and all holders of at least 1% of the Company’s equity securities purchased from the Company (other than securities purchased from the Company at any time after the date of this Agreement in a registered public offering) are bound by and have entered into a similar agreement and the restriction on transfer has not been waived in whole or in part with respect to any such officers, directors or holders. For purposes of this paragraph, “Company” includes any wholly owned subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on the certificates representing the Securities subject to this paragraph and may impose stop transfer instructions with respect to the Securities and such other shares of stock of the Warrantholder and any transferee thereof (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Warrantholder and any transferee thereof shall enter into any agreement reasonably required by the underwriters for the Initial Public Offering to implement the foregoing within any reasonable timeframe so requested. The underwriters for any Initial Public Offering are intended third party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions of this paragraph as though they were parties hereto.

SECTION 14. MISCELLANEOUS.

(a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

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(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c) Expenses; Indemnity; and Damage Waiver. In the event of any litigation, arbitration or court proceeding between the Company and Warrantholder relating hereto, the provisions of Section 11.04 of the Credit Agreement shall apply.

(d) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(e) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile, email or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third (3rd) calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to the Warrantholder:

[Madryn Health Partners, LP / Madryn Health Partners (Cayman Master), LP]

Attention:

140 East 45th Street, 15th Floor

New York, NY 10017

Attn: John Ricciardi

Email: [***]

With a copy to (which shall not constitute notice):

Moore & Van Allen PLLC

100 North Tryon Street

Suite 4700

Charlotte, NC 28202-4003

Attention: Tripp Monroe

Email: [***]

If to the Company:

Intuity Medical, Inc.

3500 W. Warren Ave.

Fremont, CA 94538

Attention: Chief Executive Officer, Chief Financial Officer

Telephone: [***]

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

Attention: Kathleen Wells

140 Scott Drive

Menlo Park, CA 94025

Facsimile: [***]

Telephone: [***]

Email: [***]

11

or to such other address as each party may designate for itself by like notice.

(f) Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(g) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(h) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(i) No Waiver. No omission or delay by the Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which the Warrantholder is entitled, nor shall it in any way affect the right of the Warrantholder to enforce such provisions thereafter.

(j) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of the Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(k) Governing Law. This Agreement has been negotiated and delivered to Warrantholder in the State of New York, and shall have been accepted by the Warrantholder in the State of New York. Delivery of the Preferred Stock to the Warrantholder by the Company under this Agreement is due in the State of New York. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(l) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (i) consents to personal jurisdiction in the State of New York; (ii) waives any objection as to jurisdiction or venue in the State of New York; (iii) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (iv) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 14(e), and shall be deemed effective and received as set forth in Section 14(e). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(m) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND THE WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST THE WARRANTHOLDER OR ITS ASSIGNEE OR BY THE WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve persons other than Company and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and the Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

12

(n) Prejudgment Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 14(l), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(o) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	INTUITY MEDICAL, INC.

By:
Name:
Title:

WARRANTHOLDER:	[MADRYN HEALTH PARTNERS, LP / MADRYN HEALTH
PARTNERS (CAYMAN MASTER), LP]

By: MADRYN HEALTH ADVISORS, LP, its
General Partner

By: MADRYN HEALTH ADVISORS GP,
LLC, its General Partner

By:
	Name:	Avinash Amin
	Title:	Member

[Signature Page to Warrant Agreement]

EXHIBIT I

NOTICE OF EXERCISE

To:	Intuity Medical, Inc.

(1)

The undersigned Warrantholder hereby elects to purchase [__] shares of Common Stock / Series [__] Preferred Stock of Intuity Medical, Inc., pursuant to the terms of the Warrant Agreement dated _______ (the “Agreement”) between Intuity Medical, Inc. and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Common Stock / Series [__] Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

(3)	By its execution below and for the benefit of the Company, Warrantholder hereby restates each of the representations and warranties in Section 10 of the Agreement as of the date hereof.

WARRANTHOLDER:	[MADRYN HEALTH PARTNERS, LP / MADRYN HEALTH
PARTNERS (CAYMAN MASTER), LP]

By: MADRYN HEALTH ADVISORS, LP, its
General Partner

By: MADRYN HEALTH ADVISORS GP,
LLC, its General Partner

By:
Name:
Title:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned Intuity Medical, Inc., a Delaware corporation, hereby acknowledge receipt of the “Notice of Exercise” from [Madryn Health Partners, LP / Madryn Health Partners (Cayman Master), LP], to purchase [____] shares of Common Stock / Series [__] Preferred Stock of Intuity Medical, Inc., pursuant to the terms of the Warrant Agreement by and between [Madryn Health Partners, LP / Madryn Health Partners (Cayman Master), LP] and Intuity Medical, Inc., dated May 24, 2021 (the “Agreement”), and further acknowledges that [[__] shares / $[__] of Warrant Coverage] remain[s] subject to purchase under the terms of the Agreement.

COMPANY:	INTUITY MEDICAL, INC.

By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:
Holder’s Signature:
Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.

EXHIBIT G

FORM OF PERMITTED CONVERTIBLE NOTE SUBORDINATION AGREEMENT

(see attached)

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT, dated as of [___], 2021 (the “Agreement”), is by and among the undersigned individuals or entities who are holders of the Subordinated Notes (defined below) as of the date of this Agreement and any other individuals or entities who become holders of the Subordinated Notes hereafter and become a party to this Agreement by delivery of a signature page to this Agreement (each a “Subordinated Creditor” and collectively, the “Subordinated Creditors”), and MADRYN HEALTH PARTNERS, LP, a Delaware limited partnership, having an office at 140 E. 45th Street, 15th Floor, New York, NY 10017, in its capacity as administrative agent for the Lenders (defined below) (in such capacity, the “Administrative Agent”).

RECITALS:

A. Intuity Medical, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders from time to time party thereto and the Administrative Agent, entered into that certain Credit Agreement dated as of May 24, 2021 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”).

B. The Borrower has issued those certain unsecured subordinated convertible promissory notes (collectively, the “Subordinated Notes”) to the Subordinated Creditors.

C. In order to induce the Lenders and the Administrative Agent to consent to the Borrower’s issuance of the Subordinated Notes, the Subordinated Creditors have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Certain Defined Terms. For the purposes hereof:

(a) “Senior Obligations” means (i) the principal amount of, and accrued interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower) on any loans or extensions of credit made by the Lenders or the Administrative Agent to the Borrower under the Credit Agreement and (ii) all other indebtedness, obligations and liabilities of the Borrower to the Lenders or the Administrative Agent now existing or hereafter incurred or created under or with respect to the Credit Agreement or pursuant to any other Loan Documents.

(b) “Subordinated Obligations” means (i) the principal amount of, and accrued interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower) on the loans or extensions of credit made by the Subordinated Creditors to the Borrower under the Subordinated Notes, (ii) all fees, costs and expenses incurred in connection with the Subordinated Notes, and (iii) any and all guarantees of any of the foregoing.

1.2 Other Definitional Provisions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

ARTICLE II

Terms of Subordination

2.1 Subordination. (a) The Subordinated Creditors agree that the Subordinated Obligations are expressly subordinated and junior in right of payment (as defined in subsection 2.1(b)) to all Senior Obligations.

(b) “Subordinated and junior in right of payment” shall mean that:

(i) Until such time as the Senior Obligations have been paid in full, all commitments of the Lenders have been terminated and any contingent obligations owing by the Borrower to the Lenders have been paid or cash collateralized to the satisfaction of the Administrative Agent (collectively, “Paid-in-Full”), the Subordinated Creditors will not, without the express prior written consent of the Administrative Agent, take, demand or receive, and neither the Borrower nor any Guarantor will make, give or permit, directly or indirectly, by setoff, redemption, purchase or in any other manner, any payment on the whole or any part of the Subordinated Obligations. Nothing in the foregoing paragraph or this Agreement shall prohibit the Subordinated Creditors from converting all or any part of the Subordinated Obligations into equity securities of the Borrower in connection with the terms of the Subordinated Notes (a “Conversion Event”), and the parties acknowledge and agree that such Conversion Event is expressly permitted by the terms of this Agreement so long as no cash payments are made to Subordinated Creditors, directly or indirectly, by or on behalf of Borrower in connection with such Conversion Event.

(ii) Until the date the Senior Obligations shall have been Paid-in-Full, the Subordinated Creditors shall not accelerate, declare to be immediately due and payable, enforce or take any action to enforce or collect, the Subordinated Obligations or any portion thereof or any security therefore without the prior written consent of the Administrative Agent. For the avoidance of doubt, nothing contained in this Section 2.1(b)(ii) shall prevent the Subordinated Creditors from (a) delivering a default notice to the Borrower (provided that such notice does not accelerate the maturity of the Subordinated Obligations), (b) filing or voting a claim in any insolvency or bankruptcy proceeding involving the Borrower or its assets, (c) instituting or charging (without cash payment of the same) the default rate of interest on the Subordinated Obligations following the occurrence and during the continuance of an event of default thereunder, or (d) consummating a Conversion Event, so long as no cash payments are made to Subordinated Creditors by or on behalf of Borrower in connection with such Conversion Event.

(iii) Without limiting the generality of the foregoing provisions of this Section 2.1, in the event of any liquidation, termination, revocation or other winding-up of the Borrower, or in the event of any receivership, insolvency, reorganization or bankruptcy proceedings, assignment for the benefit of creditors or any proceeding by or against the Borrower for any relief under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension of indebtedness, then, and in any such event, all Senior Obligations shall first be Paid in Full, before any payment or distribution is made in respect of the Subordinated Obligations, and any payment or distribution of any kind or character, whether in cash, property or securities (including without limitation, proceeds of collateral for the Subordinated Obligations), which, but for the subordination provisions contained herein, would otherwise be payable or deliverable to the Subordinated Creditors upon or in respect of the Subordinated Obligations, shall instead be paid over or delivered to the Administrative Agent, and the Subordinated Creditors shall not receive any such payment or distribution or any benefit therefrom unless and until the Senior Obligations shall have been Paid-in-Full, other than in connection with a Conversion Event.

2.2 Payments Received by Subordinated Creditor. Should any payment or distribution or security, or the proceeds of any thereof, be collected or received by a Subordinated Creditor in respect of the Subordinated Obligations, when such collection or receipt is not expressly permitted hereunder, such Subordinated Creditor will forthwith turn over the same to the Administrative Agent in the form received (except for endorsement or assignment by such Subordinated Creditor when necessary) and, until so turned over, the same shall be held in trust by such Subordinated Creditor as the property of the Administrative Agent.

2.3 Subrogation. Subject to payment in full of the Senior Obligations, each Subordinated Creditor shall be subrogated to the rights of the Administrative Agent to receive payments or distributions of assets of the Borrower on the Senior Obligations.

ARTICLE III

Modification of Senior

Obligations; Reliance

3.1 Each Subordinated Creditor agrees that, without the necessity of any reservation of rights against such Subordinated Creditor, and without notice to or further assent by such Subordinated Creditor, (a) any demand for payment of any Senior Obligations may be continued, and the Senior Obligations or the liability of the Borrower or any other party upon or for any part thereof, or any collateral security or guaranty therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released and (b) the Credit Agreement and any document or instrument evidencing or governing the terms of any other Senior Obligations or any collateral security documents or guaranties or documents in connection with the Credit Agreement or the Senior Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent may deem advisable from time to time, and any collateral security at any time held by the Administrative Agent for the payment of any of the Senior Obligations may be sold, exchanged, waived, surrendered or released, in each case all without notice to or further assent by a Subordinated Creditor, which will remain bound under this Agreement, and all without impairing, abridging, releasing or affecting the subordination provided for herein, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. Each Subordinated Creditor waives any and all notice of the creation, modification, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Administrative Agent upon this Agreement, and the Senior Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Agreement, and all dealings between the Borrower and the Administrative Agent, shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Creditor waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

ARTICLE IV

Modification of Subordinated Obligations

4.1 Until the Senior Obligations have been Paid-in-Full, no Subordinated Creditor will, without the prior written consent of the Administrative Agent in each instance, (i) amend, modify, waive or supplement the terms of payment with respect to principal or interest on the Subordinated Obligations, (ii) release, compromise, adjust or settle any of the Subordinated Obligations, or (iii) accept any security interest, lien or mortgage on any assets or property of the Borrower or any subsidiary or affiliate thereof, or of any officer or shareholder of such entity, as security for the Subordinated Obligations. If a lien is taken by a Subordinated Creditor in violation of this provision, the Administrative Agent shall be empowered to release such lien in its sole and absolute discretion and such Subordinated Creditor confers upon the Administrative Agent a power of attorney to release such liens, which power is coupled with an interest and cannot be revoked at any time until after the Senior Obligations are Paid-in-Full.

ARTICLE V

Transfer of Subordinated Obligations

5.1 Until the Senior Obligations have been Paid-in-Full, or until any Transferee, as herein defined, shall have executed this Agreement or a joinder to this Agreement, no Subordinated Creditor may (a) sell, assign or otherwise transfer, in whole or in part, the Subordinated Obligations held by such Subordinated Creditor or any interest therein to any other person or entity (a “Transferee”) or (b) create, incur or suffer to exist any security interest, lien, charge or other encumbrance whatsoever upon the Subordinated Obligations in favor of any Transferee.

ARTICLE VI

Miscellaneous

6.1 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Administrative Agent, from time to time, any rights, power and privileges under the Senior Obligations, or any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and in any agreement relating to any of the Senior Obligations and all other agreements, instruments and documents referred to in any of the foregoing are cumulative and shall not be exclusive of any rights or remedies provided by law.

6.2 Further Assurances. Each Subordinated Creditor agrees to execute and deliver such further documents and to do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement.

6.3 Governing Law; Successors and Assigns. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such state, shall be binding upon and inure to the benefit of the Administrative Agent, each Subordinated Creditor, and their respective successors, transferees and assigns.

6.4 Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts all of which taken together shall constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one (1) or more parties hereto, and an executed copy of this Agreement may be delivered by one (1) or more parties hereto by facsimile or similar electronic transmission method pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

6.5 Waivers, Amendments, Etc. The subordination provisions contained herein are for the benefit of the Administrative Agent, the Lenders and their successors and assigns as holder from time to time of Senior Obligations and may not be rescinded or cancelled or modified in any way, nor, unless otherwise expressly provided for herein, may any provision of this Agreement be waived or changed without the express prior written consent thereto of the Required Lenders.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, effective as of the day and year first above written.

SUBORDINATED CREDITOR:

[ENTITY NAME, IF APPLICABLE]

By:
Print Name:
Title:
Address:

SUBORDINATION AGREEMENT

ADMINISTRATIVE AGENT:

MADRYN HEALTH PARTNERS, LP

	By:	MADRYN HEALTH ADVISORS, LP,
its General Partner

	By:	MADRYN HEALTH ADVISORS GP, LLC,
its General Partner

By:
Name:
Title:

Address:

140 E. 45th Street, 15th Floor
New York, New York 10017

SUBORDINATION AGREEMENT

The undersigned agrees to comply with the provisions of this Subordination Agreement applicable to it and to make payment to a Subordinated Creditor only in strict accordance with the terms hereof.

BORROWER:	INTUITY MEDICAL, INC.

By:
Name:
Title:

Address:	3500 West Warren Avenue
Fremont, CA 94538
Attention: President & CEO

SUBORDINATION AGREEMENT